UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-12
BEAZER HOMES USA, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

***

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. (“Beazer Homes” or the “Company”) will be held at 2:00 p.m. on Thursday, February 5, 2009 at 1000 Abernathy Road, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1) The election of the six nominees for the Board of Directors named in the accompanying Proxy Statement;

2) The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as independent registered public accounting firm for the fiscal year ending September 30, 2009; and

3) Any other such business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on December 8, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of Beazer Homes’ annual report to stockholders is being mailed to you together with this notice.

We encourage you to take part in the affairs of Beazer Homes by voting either in person by written ballot at the meeting or by telephone, internet or written proxy.

By Order of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board

Dated: December 22, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 5, 2009.

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and the Annual Report to
Stockholders for the fiscal year ended September 30, 2008 are available at:

http://www.proxyvote.com

You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.

HOW TO VOTE

You can vote your shares in person by attending the meeting, by completing and returning a proxy by mail, or by using the telephone or the internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the internet, you do not need to return your proxy card. Please see page 1 of the accompanying Proxy Statement for more information.

ANNUAL MEETING ADMISSION

Please note that attendance at the meeting is limited to Company stockholders or their named representatives. Proof of ownership of Beazer Homes common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity is also required.

To obtain directions to attend the annual meeting and vote in person, contact Investor Relations at (770) 829-3700.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an email with a link to future proxy statements, proxy cards and annual reports on the internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to you and significantly reduces the environmental impact. Stockholders may enroll to receive proxy materials online as follows:

•	Stockholders of Record. If you are a registered stockholder, you may consent to electronic delivery when voting for this meeting on the internet at www.proxyvote.com

•	Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

•	401(k) Plan Participants. If you are a participant in our 401(k) plan, you may consent to electronic delivery when voting for this meeting on the internet at www.proxyvote.com.

ii

General Information
Purpose	p. 1
Voting Instructions	p. 1
Expenses of Solicitation	p. 2
Principal Stockholders	p. 3
Matters to be Considered	p. 5
1. Election of Directors	p. 5
General	p. 5
Vote Required	p. 5
Recommendation	p. 5
Nominees	p. 5
Board of Directors Committees and Meetings	p. 7
Corporate Governance	p. 8
Procedures Regarding Director Candidates Recommended by Stockholders	p. 10
Executive Officers	p. 11
Compensation Committee Interlocks and Insider Participation	p. 12
2. Ratification of Appointment of Independent Registered Public Accounting Firm	p. 12
Securities Authorized for Issuance under Equity Compensation Plans	p. 12
Report of the Audit Committee	p. 12
Principal Accountant Fees and Services	p. 13
Security Ownership of Management	p. 14
Executive Compensation	p. 15
Compensation Discussion and Analysis	p. 15
Report of the Compensation Committee	p. 23
Summary Compensation Table	p. 24
Grants of Plan-Based Awards	p. 25
Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Table	p. 26
Outstanding Equity Awards at Fiscal Year-End	p. 29
Option Exercises and Stock Vested	p. 30
Pension Benefits	p. 30
Non-Qualified Deferred Compensation	p. 31
Narrative Disclosure to Non-Qualified Deferred Compensation Table	p. 31
Potential Post-employment Compensation	p. 31
Director Compensation	p. 36
Narrative Disclosure to Director Compensation Table	p. 37
Transactions With Related Persons	p. 38
Proposals for the Next Annual Meeting	p. 39

iii

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

PROXY STATEMENT

GENERAL INFORMATION

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (“Beazer Homes” or the “Company”), for use at the annual meeting of stockholders of Beazer Homes to be held on February 5, 2009 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 8, 2008 are entitled to notice of and to vote at the annual meeting. On December 8, 2008, we had outstanding 39,280,291 shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report to stockholders (which includes our annual report on Form 10-K for our fiscal year ended September 30, 2008), commencing on or about December 26, 2008.

Voting Instructions

General — Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:

1. for the election of the six nominees for the Board of Directors named in this Proxy Statement;

2. for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

3. in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

If you are a stockholder of record as of the close of business on December 8, 2008 you can give a proxy to be voted at the meeting either:

1. by mailing in the enclosed proxy card;

2. by written ballot at the meeting;

3. over the telephone by calling a toll-free number; or

4. electronically, using the internet.

The telephone and internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to the Secretary of Beazer Homes (Peggy J. Caldwell) at the Company’s principal office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) either a written revocation or a proxy bearing a later date prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by internet or telephone by following the instructions on the enclosed proxy.

Quorum:  Vote Required — The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors. If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which it relates.

The holders of common stock will be entitled to one vote for each share they hold. In uncontested elections of directors, such as this election, each director will be elected if the votes cast for such director exceed the votes cast against such director. See the Corporate Governance section below for a more detailed description of the majority voting procedures in our Bylaws and Corporate Governance Policy. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the annual meeting and entitled to vote on the matter is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2009 by the Audit Committee of the Board of Directors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by Beazer Homes. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Beazer Homes may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, Beazer Homes has engaged Morrow & Co., LLC to assist in the solicitation of proxies. Beazer Homes anticipates that the costs associated with this engagement will be approximately $10,000 plus costs and expenses incurred by Morrow & Co. Beazer Homes will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

The following table sets forth information as of December 8, 2008 with respect to the beneficial ownership of Beazer Homes’ common stock by all persons known by us to beneficially own more than 5% of our common stock.

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class(1)

FMR LLC	4,919,231	(2)	12.52%
82 Devonshire Street Boston, MA 02109
Barclays Global Investors NA	4,083,044	(3)	10.39%
400 Howard Street San Francisco, CA 94105
Deutsche Bank AG	3,605,138	(4)	9.18%
Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany
Franklin Mutual Advisers, LLC	3,162,578	(5)	8.05%
101 John F. Kennedy Parkway Short Hills, NJ 07078
Jeffrey L. Gendell	3,061,683	(6)	7.79%
55 Railroad Ave., 3rd Floor Greenwich, CT 06830
Ziff Asset Management, L.P.	2,995,800	(7)	7.63%
283 Greenwich Avenue Greenwich, CT 06830
State Street Bank and Trust Company	2,521,779	(8)	6.42%
One Lincoln Street Boston, MA 02111
LMM LLC	2,127,400	(9)	5.42%
100 Light Street Baltimore, MD 21202
Canyon Capital Advisors LLC	2,062,152	(10)	5.25%
9665 Wilshire Boulevard, Suite 200 Beverly Hills, CA 90212

(1)	Based upon 39,280,291 shares of outstanding common stock as of December 8, 2008. The beneficial ownership information regarding principal stockholders is based upon the most recently available Schedule 13D, Schedule 13G or amendment thereto filed by each respective holder.

(2)	FMR LLC and Edward C. Johnson 3d jointly filed a Schedule 13G/A on February 14, 2008. According to the Schedule 13G/A, (a) FMR LLC had sole voting power on 2,000 of its then beneficially owned shares and sole dispositive power as to all of its then beneficially owned shares (4,919,231 shares); (b) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 4,919,231 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; and (c) Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each had sole power to dispose of 4,919,231 shares. Each of the reporting entities has the same address.

(3)	Barclays Global Investors, NA and Barclays Global Fund Advisors jointly filed a Schedule 13G/A on August 7, 2008. According to the Schedule 13G/A, (a) Barclays Global Investors, NA had sole voting power as to 732,842 shares and sole dispositive power as to the 858,374 shares it beneficially owned; and (b) Barclays Global Fund Advisors had sole voting and dispositive power as to the 3,224,670 shares it beneficially owned. Each of the reporting entities has the same address.

(4)	Deutsche Bank AG, Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch, jointly filed a Schedule 13G on February 7, 2008. According to the Schedule 13G, (a) the reporting entities had sole voting power and sole dispositive power as to all of the reported beneficially owned shares (3,605,138 shares); (b) Deutsche Bank AG had sole voting power and sole dispositive power as to all of its beneficially owned shares (2,993,688 shares); (c) Deutsche Bank Securities Inc. had sole voting power and sole dispositive power as to all of its beneficially owned shares (611,450 shares); and (d) Deutsche Bank AG, London Branch, had sole voting power and sole dispositive power as to all of its beneficially owned shares (2,993,688 shares). Each of the reporting entities has the same address.

(5)	Franklin Mutual Advisers, LLC filed a Schedule 13G on January 30, 2008. According to the Schedule 13G, Franklin Mutual Advisers, LLC had sole voting power and sole dispositive power as to all of the reported beneficially owned shares (3,162,578 shares).

(6)	Mr. Gendell, Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., and Tontine Overseas Associates, L.L.C. jointly filed a Schedule 13G/A on February 8, 2008. According to the Schedule 13G/A, (a) Mr. Gendell had sole voting and dispositive power as to 205,135 shares, shared voting and dispositive power as to 2,856,548 and aggregate beneficial ownership of 3,061,683 shares; (b) Tontine Partners, L.P. and Tontine Management, L.L.C. each had shared voting and dispositive power as to the 726,272 shares they beneficially owned; (c) Tontine Overseas Associates, L.L.C. had shared voting and dispositive power as to the 2,011,776 shares it beneficially owned; (d) Tontine Capital Partners, L.P. had shared voting and dispositive power as to the 118,500 shares they beneficially owned; and (e) Tontine Capital Management, L.L.C. had shared voting and dispositive power as to the 317,706 shares it beneficially owned. The Schedule 13G/A indicates that Mr. Gendell is the managing member of (a) Tontine Management, L.L.C., a Delaware limited liability company, which is the general partner of Tontine Partners, L.P., a Delaware limited partnership, and has the power to direct its affairs; (b) Tontine Capital Management, L.L.C., a Delaware limited liability company, which is the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership, and has the power to direct its affairs; and (c) Tontine Overseas Associates, L.L.C., a Delaware limited liability company, and in that capacity Mr. Gendell directs their operations. Each of the reporting entities has the same address.

(7)	Ziff Asset Management, L.P., PBK Holdings, Inc., Philip B. Korsant and ZBI Equities LLC jointly filed a Schedule 13G/A on February 13, 2008. According to the Schedule 13G/A, (a) Ziff Asset Management, L.P. had shared voting and dispositive power as to the 2,763,750 shares it beneficially owned; (b) each of PBK Holdings, Inc., Philip B. Korsant and ZBI Equities LLC had shared voting and dispositive power as to the 2,995,800 shares it beneficially owned; and (c) partnerships of which PBK Holdings, Inc. is the general partner, including Ziff Asset Management, L.P., are the owners of record of the shares reported on the Schedule 13G/A and each of PBK Holdings, Inc., Philip B. Korsant, and ZBI Equities, L.L.C. may be deemed to beneficially own all or a portion of the shares reported on the Schedule 13G/A as a result of the direct or indirect power to vote or dispose of such stock. Each of the reporting entities has the same address.

(8)	State Street Bank and Trust Company filed a Schedule 13G on February 12, 2008. According to the Schedule 13G, State Street Bank and Trust Company had sole voting power and shared dispositive power as to the 2,521,779 shares it beneficially owned.

(9)	LMM LLC and Legg Mason Opportunity Trust jointly filed a Schedule 13G/A on July 10, 2008. According to the Schedule 13G/A, (a) LMM LLC had shared voting power and shared dispositive power as to all of its reported beneficially owned shares (2,127,400 shares); and (b) Legg Mason Opportunity Trust had shared voting power and shared dispositive power as to all of its reported beneficially owned shares (2,127,400 shares). Each of the reporting entities has the same address.

(10)	Canyon Capital Advisors LLC, Mitchell R. Julis, Joshua S. Friedman and K. Robert Turner jointly filed a Schedule 13G on February 14, 2008. According to the Schedule 13G, (a) Canyon Capital Advisors LLC had sole voting and dispositive power as to the 2,062,152 shares it beneficially owned; (b) each of Messrs. Julis, Friedman and Turner had shared voting and dispositive power as to the 2,062,152 shares he beneficially owned; (c) Canyon Capital Advisors LLC is an investment advisor to various managed accounts with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts; and (d) Messrs. Julis, Friedman, and Turner control entities which own 100% of Canyon Capital Advisors LLC. Each of the reporting entities has the same address.

MATTERS TO BE CONSIDERED

General

Our by-laws provide that in uncontested elections of directors, such as this election, each director will be elected if the votes cast for such director exceed the votes cast against such director. See the Corporate Governance section below for a more detailed description of the majority voting procedures in our by-laws and Corporate Governance Policy. For other matters presented for stockholder approval, our by-laws require the affirmative vote of a majority of the shares present or represented at the meeting, unless some other percentage is required by law or by the certificate of incorporation. Please refer to page 1 of this Proxy Statement for voting instructions.

Following is a discussion of the matters to be presented for stockholder approval at the annual meeting:

1.	ELECTION OF DIRECTORS

General

Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2009 and until their respective successors have qualified and are elected. Each of the following nominees is presently serving as a director of Beazer Homes. The Board periodically evaluates the appropriate size of the Board and will set the number of directors in accordance with the Company’s by-laws and based on recommendations of the Nominating/Corporate Governance Committee.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Nominating/Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Each director will be elected if the votes cast for such director exceed the votes cast against such director.

Recommendation

We recommend that you vote your shares to elect the following nominees. Please see the Voting Instructions on page 1 of this Proxy Statement for instructions on how to cast your vote.

Nominees

The information appearing below with respect to each nominee has been furnished to Beazer Homes by the nominee:

LAURENT ALPERT.  Mr. Alpert, 62, has served as a director since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a Director of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

BRIAN C. BEAZER.  Mr. Beazer, 73, is the Non-Executive Chairman of Beazer Homes’ Board of Directors and has served as a director of Beazer Homes since its initial public offering (the “IPO”) in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and CEO of that company from 1983 to the date of its acquisition by an indirect, wholly-

owned subsidiary of Hanson PLC (effective December 1, 1991). During that time Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a Director of Beazer Japan, Ltd; Seal Mint, Ltd; United Pacific Industries Limited; and Numerex Corp., and is a private investor.

PETER G. LEEMPUTTE.  Mr. Leemputte, 51, has been a director since August 2005. Mr. Leemputte joined Mead Johnson Nutritionals, a global leader in infant and children’s nutrition as Senior Vice President and Chief Financial Officer in September 2008. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte was Executive Vice President, Chief Financial and Administrative Officer of Chicago Title Corporation, a leading publicly traded national service provider offering residential and commercial title insurance. Before joining Chicago Title Corporation, Mr. Leemputte was a Vice President with Mercer Management Consulting in Chicago where he was a partner in the firm’s global practice covering strategy and operational studies within process industries. His career also includes domestic and international financial assignments with Armco Inc., FMC Corporation and BP Amoco. He also served as a product development engineer with Procter & Gamble Company. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Graduate School of Business.

IAN J. MCCARTHY.  Mr. McCarthy, 55, is the President and Chief Executive Officer of Beazer Homes and has served as a director of Beazer Homes since the IPO. Mr. McCarthy has served as President of predecessors of Beazer Homes since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand, becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a member of the Board of Directors of HomeAid America and of Builder Homesite, Inc. He was inducted into the California Building Industry Hall of Fame in 2004, the first non-California resident to receive this honor.

LARRY T. SOLARI.  Mr. Solari, 66, has served as a director of Beazer Homes since the IPO. He is a partner in Kenner & Company, Inc., a private equity investment firm in New York. Mr. Solari is the past Chairman and CEO of BSI Holdings, Inc., a position he held from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and CEO of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc.. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program. Mr. Solari is a Director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, and Performance Contracting Group. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and the National Home Builders Advisory Board.

STEPHEN P. ZELNAK, JR.  Mr. Zelnak, 63, has served as a director of Beazer Homes since February 2003. He is the Chairman and Chief Executive Officer of Martin Marietta Materials, Inc. Mr. Zelnak joined Martin Marietta Corporation in 1981 and prior to assuming his current position in 1993, had been the President of Martin Marietta Corporation’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Board of Directors Committees and Meetings

During fiscal year 2008, our Board of Directors had four committees: The Audit Committee, the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance Committee. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934. In fiscal 2008 the Board of Directors had 11 meetings, and each meeting was attended in full with the exception of Mr. Leemputte and former director Mrs. Katie J. Bayne, who each were absent from one meeting. In addition, directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on August 5, 2008, all members of the Board of Directors were in attendance. The independent directors held two meetings in fiscal 2008, both of which were attended in full. Current committee membership is as follows:

COMMITTEE MEMBERSHIP

Nominating/Corporate
Audit Committee	Compensation Committee	Governance Committee	Finance Committee

Peter G. Leemputte(1)(2)	Larry T. Solari(1)	Laurent Alpert(1)	Stephen P. Zelnak, Jr.(1)
Laurent Alpert	Stephen P. Zelnak, Jr.	Larry T. Solari	Brian C. Beazer
Larry T. Solari		Stephen P. Zelnak, Jr.	Peter G. Leemputte

(1)	Committee Chair.

(2)	Audit Committee Financial Expert as defined by SEC regulations.

Committee composition is subject to review by the Board of Directors from time to time.

•	The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibilities related to corporate accounting and auditing, reporting practices of Beazer Homes, the quality and integrity of the financial reports of Beazer Homes, and our internal controls regarding finance, accounting, legal compliance, risk management and ethics established by management and the Board of Directors. In fulfilling these functions, the Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. The Audit Committee also engages and sets compensation for the Company’s independent auditors. This committee held 32 meetings during fiscal year 2008, 22 of which were to conduct the independent internal investigation of the Company’s mortgage origination business and related matters. Each meeting was attended in full with the exception of Mr. Solari who was absent from three meetings.

•	The Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of the Board, including the annual nomination and screening of directors and nominees for new directors. The Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to the Board and evaluates the Board’s and Board committees’ performance. This committee met three times during fiscal year 2008, and each meeting was attended in full.

•	The Compensation Committee discharges the Board of Directors’ responsibility relating to the compensation of the Company’s executives and directors. More specifically, this committee administers cash-based compensation programs for executive management, which includes all of the executive officers named in the Summary Compensation Table (the “Named Executives”). The Compensation Committee also administers Beazer Homes’ Amended and Restated 1999 Stock Incentive Plan, as well as any other bonus or incentive compensation plans. This committee also reviews and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the Company’s annual meeting proxy statement. The committee met seven times during fiscal year 2008, and each meeting was attended in full with the exception of former director and compensation committee member Katie J. Bayne, who was absent from one meeting.

•	The Finance Committee provides assistance to the Board of Directors in fulfilling its responsibility with respect to its oversight of certain areas of corporate finance, including, without limitation, financial and capital markets matters, equity and debt financings, major issuances, major acquisitions and divestitures, share repurchases, and dividend policy. The Finance Committee met six times during fiscal year 2007, and each meeting was attended in full.

Corporate Governance

The Board of Directors has adopted a number of measures designed to comply with requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations of the Securities and Exchange Commission (the “SEC”) interpreting and implementing the Sarbanes-Oxley Act, and the listing standards of the New York Stock Exchange (“NYSE”) relating to corporate governance matters, as well as other measures that the Board believes are corporate governance best practices. Among the significant measures implemented by the Board to date are the following:

Majority Vote Standard and Director Resignation Policy

In December 2006, the Board of Directors adopted amendments to the Company’s by-laws and Corporate Governance Guidelines to provide a majority voting standard for the election of directors in uncontested elections. Under the majority voting standard set forth in the by-laws, director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by the Board and the stockholder does not withdraw the nomination prior to the Company mailing the notice of the stockholder meeting or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.

Pursuant to amendments made to the Corporate Governance Guidelines, the Board of Directors will only nominate candidates who prior to an annual meeting, tender their irrevocable resignations, which are effective only upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) the Board accepting the candidate’s resignation. In the event that a director who has tendered his or her resignation does not receive a majority vote, then the Corporate Governance Guidelines provide that the Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to the Board of Directors. In deciding whether to accept a director’s resignation, the Board and the Nominating/Corporate Governance Committee may consider any factors that they deem relevant. The Corporate Governance Guidelines also provide that the Board expects that the director whose resignation is under consideration to abstain from the deliberation process. All candidates standing for re-election at this annual meeting have tendered such irrevocable resignations.

Director Independence

Listing standards relating to corporate governance promulgated by the NYSE require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. During fiscal 2008, on the basis of information solicited from each director, and upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors determined that five of its then current seven directors had no material relationship with Beazer Homes other than their relationship as members of the Board and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE standards. Those directors serving during fiscal 2008 determined to be independent were Messrs. Alpert, Leemputte, Solari, and Zelnak and Mrs. Bayne, whose term expired effective with the annual meeting of stockholders on August 5, 2008, and for which she did not seek re-election.

In early fiscal 2009, on the basis of information solicited from each director, and upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors determined that four of its six current directors had no material relationship with Beazer Homes other than their relationship as members of the Board and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE standards. Those directors currently serving determined to be independent were Messrs. Alpert, Leemputte, Solari, and Zelnak

In making these determinations, at the request of the Board, the Nominating/Corporate Governance Committee, with assistance from the Company’s Acting General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow up inquiries made to certain directors.

The Nominating/Corporate Governance Committee made a recommendation that four directors be considered independent, which recommendation the Board subsequently discussed and adopted. The Board concluded that three of those four directors, Messrs. Alpert, Leemputte and Zelnak, had no relationship with Beazer Homes other than their relationship as members of the Board. In the case of Mr. Solari, the responses to the questionnaire and follow up inquiries indicated that within the past three years, Beazer Homes had made payments to two companies of which Mr. Solari is a director. In each case, based upon the most recent information available, the amount paid for goods and services for the past three years represented less than one half of one percent of the providing company’s and Beazer Homes’ annual gross revenues. Accordingly, based upon the amount paid for the goods and services, the Board affirmatively determined that the relationship was not material either to Beazer Homes or to the other companies. Based on the foregoing, the Board of Directors of Beazer Homes had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of the Board during fiscal 2008 were comprised entirely of independent directors. It is expected that the majority of directors and all committee members in fiscal 2009, other than one member of the Finance Committee, as to which independence is not required for membership, will be independent as well. Accordingly, Beazer Homes was, in fiscal 2008, and continues to be in compliance with the requirements of the NYSE and the SEC for Board independence.

Regularly Scheduled Executive Sessions of Non-management Directors

In accordance with the NYSE standards, the Board of Directors has a policy of scheduling an executive session of non-management directors as a part of every regularly scheduled quarterly meeting of the Board of Directors. These non-management director meetings have been chaired by Mr. Beazer as Non-Executive Chairman of the Board. In addition, the Board holds at least one meeting annually at which the independent directors meet in executive session, to be chaired by a lead independent director. The lead independent director is nominated by the Nominating/Corporate Governance Committee for election by the independent directors. These provisions are included in the Corporate Governance Guidelines adopted by the Board, which are posted and available for viewing in the Investors section of the Beazer Homes web site at www.beazer.com. The independent directors held a meeting in February 2008 and August 2008, both of which were chaired by Mr. Zelnak, who currently serves as lead independent director. It is the expectation of both the Nominating/Corporate Governance Committee and the independent directors that the position of lead director will rotate regularly among the independent directors.

Ethics Hotline

We maintain an ethics hotline which interested parties may contact by calling 1-866-457-9346 and report their concern to a representative of Global Compliance, a third party company that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concern anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, will be forwarded to an officer of Beazer Homes, and will be reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of the Board of Directors for appropriate action.

Communications with Board Members

Security holders and interested parties wishing to communicate directly with the Non-Executive Chairman or non-management directors as a group may do so by addressing their communications to the ethics hotline and specifically referencing them as communications for the Non-Executive Chairman or non-management directors.

Committee Charters

The Board of Directors has adopted written charters for the Audit, Compensation, and Nominating/Corporate Governance Committees designed to comply with the requirements of the NYSE standards and applicable provisions of the Sarbanes-Oxley Act and SEC rules. The current version of each of these charters, as well as the written charter for the Finance Committee, has been posted and is available for public viewing in the Investors section of the Beazer Homes web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to Investor Relations, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328.

Corporate Governance Guidelines

Upon the advice and recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has adopted a set of Corporate Governance Guidelines. Those guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluations of the Board and meetings of independent directors. The guidelines also require that directors and designated senior officers of the Company achieve and maintain meaningful levels of stock ownership in the Company. The most recent version of Beazer Homes’ Corporate Governance Guidelines are posted and available for public viewing in the Investors section of the Beazer Homes web site at www.beazer.com. In addition, the Corporate Governance Guidelines are available in print to any stockholder upon request to Investor Relations, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328.

Code of Business Conduct and Ethics

The Company maintains a Code of Business Conduct and Ethics applicable to all directors, officers and employees. This Code of Business Conduct and Ethics has been designed to comply with the requirement for a code of business conduct and ethics under applicable NYSE standards. In addition, the Code of Business Conduct and Ethics constitutes a code of ethics applicable to its senior financial officers, which applies to its principal financial officer, principal accounting officer and controller, other senior financial officers and the Chief Executive Officer. We revised, adopted, disclosed and distributed an amended Code of Business Conduct and Ethics in March 2008. The current version of this Code of Business Conduct and Ethics is posted and available for public viewing in the Investors section of the Beazer Homes web site at www.beazer.com. In addition, the Code of Business Conduct and Ethics is available in print to any stockholder upon request to Investor Relations, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, GA 30328. Employees of Beazer Homes are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to the posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the more restrictive standard.

Procedures Regarding Director Candidates Recommended by Stockholders

The Nominating/Corporate Governance Committee will consider candidates recommended for the Board of Directors by stockholders of the Company if the recommending stockholder or stockholders follows the procedures set forth in Article II, Section 14 of the Company’s Amended and Restated by-laws. The by-laws provide that only persons nominated in accordance with the procedures set forth therein will be eligible to serve as directors. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to notice delivered to or mailed and received at the principal offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date.

The stockholder notice must set forth the following:

•	As to each person the stockholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14A under the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) which must include the written consent of the nominee to serve as a director if elected, and (ii) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation which is effective only upon such person not receiving the required vote at the next annual meeting at which the person faces re-election and the Board of Directors accepting such person’s resignation.

•	As to the nominating stockholder, such stockholder’s name and address as they appear on the Company’s stockholder list, the class and number of shares of the Company’s common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder, and

•	As to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of the Company’s common stock they beneficially own.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee is directed to work with the Board as a whole on an annual basis to determine the appropriate characteristics, skills and experience for each Board member and for the Board as a whole. In evaluating these issues, the Committee takes into account many factors, including the individual director’s general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, understanding of the Company’s business on an operational level, education or professional background and willingness to devote time to Board duties. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience in the various areas described.

To date, the Nominating/Corporate Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by stockholders and to date no director candidates have been recommended by stockholders. If a director candidate were to be recommended by a stockholder, the Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

Executive Officers

Set forth below is information as of December 8, 2008 regarding our executive officers who are not serving or nominated as directors:

MICHAEL H. FURLOW.  Mr. Furlow, 58, joined us in October 1997 as the Executive Vice President for Operations and was named Chief Operating Officer in 1998. In this capacity, the Division Presidents report, directly or indirectly, to Mr. Furlow, and he is responsible for the performance of those operating divisions. During the 12 years prior to joining Beazer Homes, Mr. Furlow was with Pulte Home Corporation in various field and corporate roles, most recently as a Regional President. Mr. Furlow received a Bachelor of Arts degree with honors in Accounting from the University of West Florida and initially worked as a Certified Public Accountant for Arthur Young & Company.

ALLAN P. MERRILL.  Mr. Merrill, 42, joined us in May 2007 as Executive Vice President and Chief Financial Officer. Mr. Merrill was previously with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy beginning in October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Homebuilding Community Foundation. He is a graduate of the University of Pennsylvania, Wharton School with a Bachelor of Science in Economics.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2008 were Messrs. Solari and Zelnak and Mrs. Bayne (until the annual meeting of shareholders on August 5, 2008, at which time she did not stand for re-election). None of the members of our Compensation Committee has ever been an officer or employee of Beazer or any of its subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons” below. During fiscal 2008, none of our executive officers served as a Director or member of the Compensation Committee (or other Board committee performing equivalent functions) of another entity an executive officer of which served on our Board of Directors.

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2009. Deloitte & Touche LLP has served as our independent registered public accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche LLP for the last fiscal year are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required. The Board believes that obtaining stockholder ratification of the appointment is a sound governance practice.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

We recommend a vote FOR the ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending September 30, 2009.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of September 30, 2008 with respect to our shares of common stock that may be issued under our existing equity compensation plans, all of which have been approved by our stockholders:

Number of Common Shares
		Weighted	Remaining Available for Future
	Number of Common	Average	Issuance Under Equity
	Shares to be Issued	Exercise	Compensation
	Upon Exercise of	Price of	Plans (Excluding
	Outstanding	Outstanding	Common Shares
Plan Category	Options/SSARs	Options/SSARs	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	1,848,995	$45.78	1,088,797

REPORT OF THE AUDIT COMMITTEE

For fiscal 2008, the Audit Committee operated under a written charter adopted by the Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable Securities and Exchange Commission (“SEC”) and NYSE rules. The Board has also determined that Mr. Leemputte is an “audit committee financial expert,” as defined under SEC regulations. In addition, the written charter of the Audit Committee prohibits membership by any director who serves on the audit committee of three or more companies whose stock is publicly traded.

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and

for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed with Company management the audited financial statements of Beazer Homes as of and for the fiscal year ended September 30, 2008. The Audit Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received the written communications from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.

The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche LLP is compatible with maintaining the independent auditor’s independence and has concluded that the provision of these services does not compromise such independence.

Peter G. Leemputte
Laurent Alpert
Larry T. Solari

The Members of the Committee

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended September 30, 2008 and 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees:  The aggregate fees billed for the audit of our annual financial statements for the fiscal years ended September 30, 2008 and 2007 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $1,681,919 and $3,098,351, respectively, and include fees for Sarbanes-Oxley Section 404 attestation procedures.

Audit-Related Fees:  The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2008 and 2007 were $36,000 and $84,800, respectively. These fees relate to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services include: employee benefit and compensation plan audits, audits of certain subsidiaries, and consulting on financial accounting/reporting standards.

Tax Fees:  The aggregate fees billed for tax services for the fiscal years ended September 30, 2008 and 2007 were $612,664 and $448,492, respectively. These fees relate to professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. These services include preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items. The aggregate fees billed for tax compliance and advice services for fiscal years ended September 30, 2008 and 2007 were $413,886 and $259,600, respectively. The aggregate fees billed for tax planning services for fiscal years ended September 30, 2008 and 2007 were $198,778 and $188,892, respectively.

All Other Fees:  No other fees were paid to Deloitte & Touche in either fiscal year 2008 or fiscal year 2007.

The Audit Committee annually approves each year’s engagement for audit services in advance. The Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by the Company’s independent auditors. All non-audit services described above were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 8, 2008 with respect to the beneficial ownership of our common stock by each Director, each Named Executive Officer, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

	Number of Common
	Shares Beneficially	Percent of
	Owned	Outstanding
Name of Beneficial Owner	(1)(2)(3)(4)(5)(6)	(7)

Laurent Alpert	36,000		*
Brian C. Beazer	139,175		*
Peter G. Leemputte	14,500		*
Ian J. McCarthy	1,258,697	3.2	0%
Larry T. Solari	41,487		*
Stephen P. Zelnak, Jr.	40,872		*
Michael H. Furlow	288,200		*
Allan P. Merrill	105,882		*
Cory J. Boydston(8)	—		*
Michael Douglas(8)	—		*
Directors and Executive Officers as a Group (11 persons)	1,924,813	4.9	0%

*	Less than 1%

(1)	Beneficial ownership includes restricted stock as follows: Mr. Alpert — 6,000, Mr. Beazer — 9,673, Mr. Leemputte — 8,000, Mr. McCarthy — 199,420, Mr. Solari — 6,000, Mr. Zelnak — 6,000, Mr. Furlow — 105,802 and Mr. Merrill — 52,941. Such shares of restricted stock were awarded under the Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”) and will vest unconditionally from five to eight years from the date of grant.

(2)	Beneficial ownership includes performance-based restricted stock as follows: Mr. Beazer — 1,075, Mr. McCarthy — 78,763, Mr. Furlow — 35,007 and Mr. Merrill — 52,941. Such shares of restricted stock were awarded under the 1999 Plan, and will vest contingent upon the achievement of performance criteria based on the Company’s total shareholder return as compared to the total shareholder return of the Performance Stock Peer Group.

(3)	Beneficial ownership includes shares of the Company’s common stock held through the Company’s 401(k) Plan as follows: Mr. McCarthy — 5,097, and Mr. Furlow — 4,565.

(4)	Beneficial ownership includes shares underlying stock options, respectively, which were fully vested and exercisable at, or will vest within 60 days of December 8, 2008 as follows: Mr. Alpert — 22,500, Mr. Beazer — 59,193, Mr. Leemputte — 6,500, Mr. McCarthy — 439,743, Mr. Solari — 30,615, Mr. Zelnak — 34,500, and Mr. Furlow — 130,612.

(5)	Beneficial ownership does not include Mr. McCarthy’s right to receive 40,103 shares of common stock, currently represented by restricted stock units, which he is entitled to receive three years from the award date in lieu of a portion of his fiscal year 2006 annual cash bonus compensation.

(6)	Beneficial ownership does not include the right to receive shares of common stock, currently represented by restricted stock units, which directors are entitled to receive three years from the award date in lieu of a portion of their annual retainer as follows: Mr. Beazer — 3,067, Mr. Leemputte — 3,067, Mr. Solari — 3,067, and Mr. Zelnak — 3,592.

(7)	Based upon 39,280,291 shares of outstanding common stock as of December 8, 2008.

(8)	Ms. Boydston resigned from the Company effective March 14, 2008. Mr. Douglas resigned from the Company effective May 19, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2008 were timely filed by all persons known by us to be required to file such reports with respect to our securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses the following:

•	compensation governance;

•	the process for determining compensation for Named Executive Officers;

•	the philosophy and objectives of our executive compensation program, including what the program is intended to reward;

•	composition of and rationale for the individual elements of our executive compensation program; and

•	methods for determining the level of each individual element.

Compensation Governance.  The Compensation Committee of the Board of Directors is comprised of Messrs. Solari and Zelnak, each of whom the Board has determined to be independent in accordance with the NYSE listing standards. Mr. Solari has chaired the Committee since October 2002.

Role of the Committee

The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available in the Investor Relations section of our website, www.beazer.com, under “Corporate Governance.” In general, the Compensation Committee carries out the Board’s responsibilities relating to the compensation of our executives and directors. The fundamental responsibilities of the Compensation Committee include the following:

•	review, oversee and approve corporate performance goals, objectives and policies related to executive compensation;

•	evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those performance goals and objectives;

•	based on this evaluation, either as a Committee, or together with other independent directors (as directed by the Board), determine and approve the compensation level and individual compensation elements for the CEO and, with the CEO’s input, for other executive officers;

•	administer the Company’s cash-based and equity incentive compensation plans and approve all awards under such plans for members of senior management, which includes all of the Named Executive Officers;

•	oversee corporate succession planning; and

•	review and establish compensation levels and programs for our directors.

The Committee has the sole authority on behalf of the Company to retain and terminate any outside compensation consultant as well as the authority to approve the fees charged by such consultant and other retention terms. In fiscal 2008, the Committee retained Tatum Partners and PricewaterhouseCoopers regarding executive compensation matters.

Annually, the Committee reviews and examines comparative cash and equity compensation data, including that extracted from proxy statements, for a peer group of publicly-held homebuilders (the “Peer Group”). The Peer Group currently consists of Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C Holdings, Inc., NVR, Inc., Pulte Homes, Inc., Ryland Group, Inc., and Toll Brothers, Inc. These companies were chosen due to their similarity to us in principal business activities. This comparative compensation data is used to gauge the appropriateness and competitiveness of our executive compensation plans and programs. The Committee believes information regarding pay practices at other publicly-held homebuilders is useful to establish that our executive compensation practices are generally competitive, although the Committee does not establish compensation levels based on industry practice alone.

Role of Executives

The Chief Executive Officer annually reviews the performance of each of his direct reports, which in fiscal 2008 included all other current Named Executive Officers and makes recommendations to the Committee based on this review. The Non-Executive Chairman of the Board prepares and presents an annual assessment of the performance of the Chief Executive Officer to the Committee. In its annual evaluation of executive performance, the Committee considers the reports of the Chief Executive Officer and the Non-Executive Chairman of the Board; however it has total discretion in adopting any recommendations of the Chief Executive Officer and the Non-Executive Chairman of the Board. The Chief Executive Officer is present for Committee deliberations related to his direct reports, but not for himself. The Chief Executive Officer, along with the Chairman of the Compensation Committee and the Non-Executive Chairman of the Board, are charged by the Compensation Committee with recommending performance guidelines, reviewing executive performance against such performance guidelines approved by the Committee, and recommending bonus awards to the Committee, including those for Named Executive Officers (other than the CEO for himself), under the Beazer Homes USA, Inc. Employee Bonus Plan (the “Discretionary Bonus Plan”) which was established in September 2006 and is described below.

At various times during the year at the request of the Committee, the Chief Financial Officer and the Senior Vice President, Human Resources may attend Committee meetings, or portions thereof, to provide the Committee with information requested by the Committee.

Compensation Philosophy.  The Company’s executive compensation program is designed to attract and retain highly qualified executive leadership and fully align the executives’ interests with those of stockholders by a) rewarding through cash incentive compensation annual operational and financial success and by b) rewarding through equity incentive compensation for both relative and absolute performance of the Company’s stock and total return to stockholders over the long-term.

The key principles of our executive compensation program that support this philosophy taken in aggregate include:

1. Base salaries should generally be comparable to the median for similar positions at companies in the Peer Group;

2. Annual incentive opportunities should represent a significant portion of total cash compensation for executives. These annual incentive opportunities should provide both meaningful upside opportunity for positive financial and non-financial performance and downside risk for shortfalls of the same; and

3. Equity incentives should include executive ownership of our equity as well as stock options and stock-settled stock appreciation rights in order to align executives’ risks and rewards directly with those of our stockholders. A portion of equity incentives should also be tied to the relative performance of the Company’s total stockholder return as compared to a defined industry peer group (the “Performance Stock Peer Group”).

This philosophy aims to strike an appropriate balance between annual compensation and long-term compensation so that our executives are appropriately focused on the achievement of both near-term and longer-term financial and non-financial performance and total return to stockholders. We further aim to ensure management’s interests are directly aligned with those of stockholders through an appropriate balance between cash and equity compensation. Such a balance further ensures that our executives are appropriately incentivized and at the same time both conserves the Company’s working capital and prevents undue dilution of our stockholders’ holdings.

Elements of Executive Compensation.  Each element of executive compensation is described further below.

Base Salary

We pay base salaries to our executives in order to recruit and retain executives and to provide a base level of compensation in light of the executive’s qualifications, responsibilities and contributions. Base salaries are generally determined by the Compensation Committee based on comparisons of Peer Group base salary practices for positions of similar responsibilities and size, the roles and responsibilities of the executives, and on individual performance as presented to the Compensation Committee as described above. The Compensation Committee does not engage in a formulaic benchmarking process and does not assign a particular weight to any of these factors in its review. For 2008, the Compensation Committee decided not to increase the base salaries of any of the current Named Executive Officers and currently intends to do the same for fiscal 2009.

Annual Incentive Compensation

The Executive Value Created Incentive Plan

Historically, we have paid annual incentive compensation to our Named Executive Officers under the Amended and Restated 2005 Executive Value Created Incentive Plan (“Executive VCIP”). The most recent plan was approved by stockholders in 2005, although the Company had administered earlier versions of this plan since 1997. Participation in the Executive VCIP was at the discretion of the Compensation Committee and was generally available only to officers who are full time employees at the level of corporate senior vice president and above. All Named Executive Officers, other than Mr. Douglas, were participants in the plan in fiscal 2008.

The awards under this Plan were made based upon the extent to which Beazer Homes realized EBIT, defined as earnings before interest and taxes, in excess of our cost of capital. The amount of EBIT in excess of cost of capital was referred to as Value Created. Plan awards were also based on the increase in Value Created over the prior year, referred to as Incremental Value Created. The Compensation Committee had historically maintained that paying annual incentive compensation based on generating returns in excess of the cost of capital encourages executives to make investment and operating decisions with a view toward both current year and long-term financial performance, particularly given the longer investment time horizons inherent in the homebuilding industry. However, in light of the current industry downturn, the Committee determined that the Executive VCIP did not properly incentivize management nor did it reward specifically for desired management actions during periods of negative earnings performance. As discussed more fully below, the Committee determined to place greater emphasis on the Discretionary Bonus Plan for fiscal 2008 in order to better incentivize management, including with respect to taking desired actions viewed to be appropriate during challenging operating conditions such as those currently facing the Company and the homebuilding industry. For these reasons, in early fiscal 2009, the Compensation Committee determined to eliminate the Executive VCIP.

For fiscal 2008, in determining award levels under Executive VCIP, each participating executive was assigned a range of percentages (in the case of Value Created) and a specific percentage (in the case of Incremental Value Created) by the Compensation Committee. The Compensation Committee also set a maximum award amount under the Executive VCIP for each executive by reference to a multiple of salary. The ranges, percentages and multiples were determined based on the executive’s position and with a view of providing cash incentive compensation that was competitive with those awarded to similar positions at companies in the Peer Group, if such information was available. The ranges, percentages and multiples set by the Compensation Committee for fiscal 2008 are set forth below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”.

The cost of capital component of these formulae consisted of a capital charge for the use of capital employed in the business. The Compensation Committee set the capital charge for the participating Named Executive Officers as a percentage of the capital employed. The capital charge, which was 11% for the participating Named Executive Officers, (other than Mrs. Boydston, for whom the capital charge was 14%) was determined based on the Company’s estimated cost of capital

Based upon our fiscal 2008 financial performance, resulting in negative EBIT, both Value Created and Incremental Value Created for the Company were negative for fiscal 2008 and no incentive amounts were earned by or paid to the Named Executive Officers under the Executive VCIP.

A description of the additional terms of the Executive VCIP may be found in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table”.

Discretionary Bonus Awards

On September 27, 2006, the Compensation Committee approved the establishment of the Discretionary Bonus Plan for certain of the Company’s employees, including the Named Executive Officers. Awards under this plan may be granted to participants based in whole or in part on the achievement of financial and non-financial performance guidelines established from time to time at the discretion of the Committee, but awards may also be made by the Compensation Committee under this plan without reference to any specific performance guidelines. The Committee determined that establishing a separate discretionary plan alongside the Executive VCIP was appropriate in order to reward exceptional performance that supports overall Company objectives. Furthermore, the plan has been used to provide flexibility, particularly in light of current market conditions, to retain top performing executives, and to motivate executives by tying compensation to individual performance against criteria supporting specific Company objectives appropriate to the current downturn in housing. With the termination of the Executive VCIP, the Discretionary Bonus Plan is now the only annual incentive program for Named Executive Officers. The Chairman of the Compensation Committee, the Non-Executive Chairman of the Board of Directors and the Chief Executive Officer are charged with recommending performance guidelines, reviewing executive performance for purposes of the Discretionary Bonus Plan and recommending bonus awards to the Committee (other than the CEO for himself). Payments under the discretionary bonus plan do not qualify as performance-based compensation under Internal Revenue Code Section 162(m).

For fiscal 2008, the Committee adopted performance targets for the purposes of granting awards under the Discretionary Bonus Plan for certain members of management, including the Named Executive Officers. The objectives of these performance targets included providing retention incentives to key managers and improving the probability of achieving company-wide financial and operational objectives determined to be appropriate in light of the current downturn in the housing industry. Awards under the Plan for fiscal 2008 for the Named Executive Officers were to be determined based on achievement levels of four performance targets. Three of the performance targets were numeric performance targets based on the aggregate operating performance of our ongoing operating divisions. These numeric performance targets were annual unit home closings, annual EBIT (defined as earnings before interest and taxes before inventory impairment and land option abandonment charges), and annual cash flow (defined as operating division profit or loss plus or minus changes in operating division capital employed). Bonus award amounts for the Named Executive Officers were to be based on the percentage of actual performance achieved versus the aggregate of each numeric target for all of our ongoing operating divisions. The minimum achievement required to qualify for the numeric components of the bonus award was 75% of the target and the maximum achievement that was used in the calculations was 100% of the target for annual unit home closings and 133% of the target for annual EBIT and annual cash flow.

The fourth performance target for the Named Executive Officers was based on individual objectives derived from our internal strategic operating plan. For each of the current Named Executive Officers, the Compensation Committee set three objectives as part of the fourth performance target. One objective, which was achievement by the Company of a defined improvement year-over-year in the Company’s “Customer Experience Index”, or customer satisfaction score, was common to all three Named Executive Officers. Mr. McCarthy’s other two objectives related to: (1) development of core product compliance plans by each of the Company’s divisions and (2) communicating the importance of compliance by employees. Mr. Furlow’s other two objectives related to: (1) development of core product compliance plans by each of the Company’s divisions and (2) the warranty call center becoming fully operational. Mr. Merrill’s other two objectives related to: (1) commencing a formal review of the Company’s internal audit/Sarbanes-Oxley control process and staffing and (2) restructuring of one of the Company’s significant land-banking transactions. Bonus award amounts for individual objectives reflected a percentage achievement from 0% to 100%.

Seventy-five percent of the eligible bonus amount was calculated based on achievement of the numeric performance targets, and 25% was based on achievement of the fourth performance target. For fiscal 2008, the target bonus award amount for each of the current Named Executive Officers was 1.50 times their current annual base salary, and the award could range from 0% to 125% of the target bonus. Thus, the maximum bonus award amount for which each of the current Named Executive Officers was eligible was 1.875 times their current annual base salary. The degree of difficulty in achieving the aggregate of the performance targets was viewed by the Compensation Committee, at the time the targets were set, to be very challenging, but not unobtainable, in light of the difficult operating conditions in the homebuilding industry.

Based solely on actual achievement levels of the performance targets set by the Compensation Committee, the current Named Executive Officers would have been eligible for bonus awards equal to 1.875 times their current annual base salary. For fiscal 2008, in light of the current ongoing challenges in the homebuilding industry, the Committee capped awards to the Named Executive Officers to 50% of their base salaries. As such, Messrs. McCarthy, Furlow and Merrill received awards of $600,000, $400,000 and $300,000, respectively under the Discretionary Bonus Plan for fiscal 2008. The Committee determined that these awards were appropriate in light of the importance of having met the performance targets and the need to continue to motivate our executives by tying compensation to individual performance against criteria supporting specific Company objectives appropriate to the current downturn in housing.

Mr. Merrill also received a discretionary bonus of $100,000 for fiscal 2008 in light of his efforts in completing a restatement of the Company’s financial statements as previously disclosed and described in the Company’s periodic SEC filings.

For fiscal 2009, the Compensation Committee has adopted a similar approach of identifying performance targets under the Discretionary Bonus Plan, but with greater emphasis placed on rewarding performance related to improving profitability. As such, the primary factor in determining award amounts under the plan for fiscal 2009 is expected to be the achievement of a certain level of EBIT. The actual bonus award level achieved based on this EBIT target can be increased or decreased based upon achievement of four additional performance targets, including annual unit home closings, annual cash flow (defined as operating division profit or loss plus or minus changes in operating division capital employed), annual overhead levels as a percentage of revenues, and individual performance goals. Bonus award amounts for the Named Executive Officers will be based on the percentage of actual performance achieved versus the aggregate of each numeric target for all of our ongoing operating divisions. Performance target levels for fiscal 2009 have not yet been finalized as the Committee has determined a greater clarity in the overall economy is necessary before doing so.

The Corporate Management Stock Purchase Program

In order to promote ownership of our stock by key executives, we maintain the Corporate Management Stock Purchase Program or CMSPP. Under the CMSPP, certain key executives, including the Named Executive Officers, may, at their election, have a portion of their annual cash awards under the Discretionary Bonus Plan, and, prior to its termination, the Executive VCIP, deposited into an account as Restricted Stock Units (“RSUs”) representing shares of our common stock. These elections are made during September preceding the fiscal year for which the elections apply. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSUs are issuable three years from the date of award, subject to an election for further deferral by the participant. Until issued, the shares cannot be sold, assigned, pledged or encumbered, receive no dividends, have no voting rights, and may appreciate or depreciate in value from the time they are purchased to when they vest and are subsequently issued. No RSUs were issued under the CMSPP to Named Executive Officers for fiscal 2008 incentive compensation.

Due to the low number of shares currently available under the Amended and Restated 1999 Stock Incentive Plan, from which shares under CMSPP are issued, the Compensation Committee suspended this program for fiscal 2008 and fiscal 2009 and will revisit its use for fiscal 2010.

Long-term Incentive Compensation

Equity-based Long-term Incentives

We have utilized four equity-based, long-term incentives: stock options, stock-settled stock appreciation rights (“SSARs”), time-based restricted stock, and performance-based restricted stock pursuant to the Amended and Restated 1999 Stock Incentive Plan. Grants of some combination of stock options, SSARs, restricted stock and performance-based restricted stock are generally made annually. Interim grants are made from time to time for new executive appointments and promotions. Beginning in February 2006, the Committee adopted a practice of awarding to Named Executive Officers 50% of equity incentives in the form of stock options or SSARs and 50% in the form of restricted stock, generally half of which is in the form of time-based restricted stock and half in the form of performance-based restricted stock. Although the Compensation Committee did not award any equity grants to Named Executive Officers in fiscal 2008, it currently expects that the mix of equity incentives will be modified slightly such that 60% of equity incentives would be in the form of stock options or SSARs and 40% in the form of restricted stock. The Committee believes that awarding a mix of equity incentives in these proportions appropriately balances rewarding absolute and relative performance of the Company’s stock to ensure an alignment of the interests of management with those of stockholders in order to maximize stockholder return.

Stock options and SSARs are granted with exercise prices equal to 100% of fair market value of the common stock on the date of grant. Commencing in fiscal 2007, the Company began granting SSARs in lieu of stock options. The Committee viewed this to be beneficial as SSARs are less dilutive to other stockholders than stock options since only the amount of appreciation, rather than the entire grant, is awarded in shares. At the same time, they are cost neutral to stock options for the Company since they are treated the same under FAS 123(R).

The Amended and Restated 1999 Stock Incentive Plan contains a prohibition on re-pricing options without stockholder approval. At the last annual meeting of stockholders held in August 2008, the Company obtained approval from stockholders to amend the Amended and Restated 1999 Stock Incentive Plan to authorize a stock option/SSAR exchange program for stock options and SSARs that have an exercise price of $26 or more and held by employees other than executive officers and directors. The exchange program and any exchange offer thereunder may be commenced at the discretion of the Compensation Committee prior to August 5, 2009.

Grants of time-based restricted stock are restricted from sale and subject to forfeiture prior to vesting. Performance-based restricted stock vests contingent upon the ranking of the compound annual growth rate (“CAGR”) of total return to stockholders of Beazer Homes’ stock as compared to the compound annual growth rate of total stockholder return of the stock of the Performance Stock Peer Group over a defined time period (the “performance period”). The Performance Stock Peer Group consists of the following nine companies: Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C Holdings, Inc., Pulte Homes, Inc., Ryland Group, Inc., and Toll Brothers, Inc. NVR, Inc., which is included in the Peer Group used for comparative compensation analysis, was excluded from the Performance Stock Peer Group by the Compensation Committee due to a lack of comparability in terms of capital structure and stock valuation metrics. Further information on the vesting of performance-based restricted stock and other equity incentives are included in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table.”

The Compensation Committee generally reviews and approves proposed grants of all awards under the equity incentive plans in connection with the February Board of Directors meeting and Annual Meeting of Stockholders. This was done to establish consistent measurement dates across participants for the purposes of determining vesting of performance-based restricted stock. However, as a result of the ongoing U.S. Attorney investigation, litigation and related matters the Compensation Committee did not approve any grants for fiscal 2008 and has not approved any grants for fiscal 2009 at this time.

In determining the amount of equity compensation to be granted to Named Executive Officers annually, the Compensation Committee has historically employed a defined multiple of base salary, although this is subject to the discretion of the Committee, which may alter the amount based on additional factors such as past award histories, assessment of competitive practice and availability of shares under the Amended and Restated 1999 Stock Incentive Plan. The multiples of base salary are determined based on the executive’s position and with a view of providing levels of equity compensation that are competitive with those awarded to similar positions at companies in the Peer Group, if such information is available. The resulting dollar amount is converted to a unit equivalent based on the closing stock price on the grant date, and, in the case of stock options or SSARs, this closing stock price on the grant date is discounted by 60% solely for the purpose of converting the multiple of salary to a unit equivalent; as noted above the exercise price is equal to 100% of fair market value of the common stock on the date of grant. As noted above, for fiscal 2007, 50% of the award was granted in the form of stock options or SSARs, 25% in the form of time-based restricted stock and 25% in the form of performance-based restricted stock. Although no grants were made in fiscal 2008, salary multiples that have been in place historically for the current Named Executive Officers are as follows:

Ian J. McCarthy	6.0 times base salary
Michael H. Furlow	4.0 times base salary
Allan P. Merrill	4.0 times base salary

Due to the current low level of available shares, the Compensation Committee has determined that the level of equity grants for fiscal 2009, if any, will be made at a substantial discount to the defined salary multiples above.

In February 2006, the Committee approved long-term stock incentive grants for Messrs. McCarthy and Furlow. These long-term stock incentive grants were approved to ensure the retention of these executives and to more fully align their interests with those of stockholders by rewarding them for relative and absolute performance of the Company’s stock from 2006 onward. The grants were comprised 50% in the form of stock options and 50% in the form of restricted stock, half of which was in the form of time-based restricted stock and half in the form of performance-based restricted stock. These grants were intended to be in lieu of the typical annual grants for three years, and as such, the multiple of salary was applied to three years’ base salary at the then current level. As such, no stock incentive grants were made to these executives in fiscal 2007 or fiscal 2008. Mr. Merrill received a similar grant in May 2007, at the time he joined the Company. Salary multiples used for these grants were 6.0 times for Mr. McCarthy and 4.0 times for Messrs. Furlow and Merrill.

Executives who resign from Beazer, or are terminated for cause before equity-based grants are vested, forfeit such grants.

Stock Ownership Guidelines

In order to more closely align the interests of directors and senior corporate management with those of stockholders, the Board has adopted guidelines requiring that directors and certain senior corporate officers, including the Named Executive Officers, acquire and maintain ownership, directly or beneficially, of a meaningful amount of Company stock (“Executive and Director Stock Ownership Program”). As currently structured, within four years of appointment to covered positions, each covered individual must acquire and continue to own a minimum level of Company stock equivalent in value to a specified multiple of the executive’s annual base salary or director’s annual retainer. The required multiples vary according to the covered position and are summarized below:

Position	Value of Required Stock Ownership

Directors	5 x Annual Director Retainer
President & CEO	5 x Base Salary
Executive Vice President & COO	4 x Base Salary
Executive Vice President & CFO	3 x Base Salary
Certain Other Corporate Executives	2 x Base Salary

The Board has delegated to the Compensation Committee the primary responsibility for overseeing and implementing the Executive and Director Stock Ownership Program, including interpreting, monitoring compliance with and enforcing Executive and Director Stock Ownership Program as adopted or amended by the Board from time to time. As a result of the pending U.S. Attorney investigation, litigation and related matters, the Company’s directors and the Named Executive Officers have been subject to ongoing closed period restrictions which prohibited them from buying or selling Beazer stock through much of fiscal 2007, all of fiscal 2008 and to date in fiscal 2009. As such, the Compensation Committee and Board of Directors suspended the Executive and Director Stock Ownership Program for fiscal 2008 and fiscal 2009 and will revisit the program, including possible modifications of required multiples, prior to fiscal 2010.

Deferred Compensation Plan

Effective January 1, 2002, we adopted the Beazer Homes USA, Inc. Deferred Compensation Plan to provide eligible employees the opportunity to defer receipt of current compensation. The amount of compensation deferred by participants is determined based on elections by the plan participants and paid in accordance with the terms of the Deferred Compensation Plan. Prior to the beginning of each year, those eligible to participate for that year may elect to defer up to 50% of their base salary and up to 75% of their annual bonus. The election is irrevocable for the year, and plan participants must make a new election each year in which they wish to participate. At the same time deferral elections are made, plan participants also elect when they wish to receive distributions in the future of their deferrals and any discretionary Company contributions. Plan participants may schedule a fixed payment date or dates for payment of the deferred amounts while employed or elect to have such amounts paid upon termination of employment, either in lump sum or installments. Early non-scheduled distributions (permitted only for funds deferred in plan years 2002 through 2004, not subject to Section 409A of the Internal Revenue Code) can be made and incur a penalty. Distributions which qualify as ‘hardship’ distributions from any plan year incur no penalty. For fiscal 2008, we provided matching cash contributions equal to the lesser of 50% of compensation deferred under the plan or 3% of eligible compensation, reduced by the matching contributions credited to the participant under our 401(k) Plan. In the case of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, the Compensation Committee has historically, in lieu of matching contributions, made discretionary lump sum deferred compensation payments on behalf of these executives in annual amounts of $200,000, $100,000, $50,000, respectively, with a view of providing an attractive and competitive element of deferred, post-employment or supplemental retirement benefit. These amounts are paid on a pro-rata basis each pay period. As such, in the case of Messrs. McCarthy, Furlow and Merrill, in fiscal 2008, the Compensation Committee made such discretionary lump sum deferred compensation payments on behalf of these Named Executive Officers.

Other Benefits

Our Named Executive Officers participate in employee benefit plans generally available to all employees on similar terms, including a 401(k) Plan that provides for a Company match on contributions. We do not have a defined benefit pension plan or supplemental executive retirement plan. Our Named Executive Officers are eligible, as are other senior managers, to use a company car or to receive a car allowance. In addition, they are granted vacation at the beginning of each fiscal year (as opposed to accruing it during the course of the calendar year as is generally the case with other employees), and may elect to participate in the Executive Long-Term Disability Plan.

Employment and Change of Control Agreements.  On September 1, 2004, Beazer Homes entered into amended and restated employment agreements (the “Employment Agreements”) with Messrs. McCarthy and Furlow. These agreements were subsequently amended on February 3, 2006. Effective May 1, 2007, Beazer Homes entered into an employment agreement with Allan P. Merrill. The Employment Agreements set forth the basic terms of employment for each executive, including base salary, bonus and benefits, including benefits to which each executive is entitled if employment is terminated for various reasons. These employment agreements are expected to be amended effective on or before December 31, 2008 for compliance with final rule changes under Section 409A of the Internal Revenue Code. The basic terms of employment for Mr. Douglas, including base salary, bonus and benefits were outlined in his employment letter effective May 1, 2007, when he joined the Company. Mr. Douglas resigned effective May 19, 2008.

The Board of Directors of the Company, at the recommendation of the Compensation Committee, has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Named Executive Officers, notwithstanding the possibility, threat or occurrence of a

Change of Control of the Company. The Board believes it is imperative to diminish the inevitable distraction of an executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the executive will be satisfied and which are competitive. As such, the Compensation Committee has approved Supplemental Employment (Change of Control) Agreements for the Named Executive Officers. These Supplemental Employment Agreements provide for continued employment of the Named Executive Officer for two years following a Change of Control or stated benefits if the Named Executive Officer’s employment is terminated without cause, or he or she leaves with Good Reason, within two years of a Change of Control (a “double-trigger”). The Change of Control provisions in these agreements supersede any similar provisions in the Named Executive Officer’s Employment Agreement.

A description of additional terms of the employment and change of control agreements may be found in the “Narrative Disclosure to the Post-Employment Compensation Table.”

Tax Deductibility of Compensation.  It is the Committee’s general policy to consider whether particular payments and awards are deductible to Beazer Homes for Federal income tax purposes, along with other factors, which may be relevant in setting executive compensation practices. The Internal Revenue Service limits the deductibility for Federal income tax purposes of compensation payments to certain executive officers in excess of $1 million subject to certain exemptions and exceptions.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Larry T. Solari
Stephen P. Zelnak, Jr.

The Members of the Committee

Summary Compensation Table

Set forth below is summary compensation information for (1) each person who was at any time during fiscal 2008 our Chief Executive Officer or Chief Financial Officer, (2) at September 30, 2008, our only other executive officer, other than the Chief Executive Officer and the Chief Financial Officer and (3) two former executive officers, each of whom, but for the fact such person was not an executive officer as of September 30, 2008, would have been one of our most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”).

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary ($)	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Year	(1)	($)(2)	($)(3)	($)(3)	($)(4)	Earnings ($)	($)(5)	Total

Ian J. McCarthy —	2008	$1,200,000	$0	$3,183,274	$2,692,655	$600,000	$0	$222,936	$7,898,865
President and Chief Executive Officer	2007	$1,200,000	$0	$3,168,413	$2,947,523	$0	$0	$219,522	$7,535,458
Michael H. Furlow —	2008	$800,000	$0	$1,495,018	$1,237,532	$400,000	$0	$111,697	$4,044,247
Executive Vice President and Chief Operating Officer	2007	$800,000	$0	$1,495,010	$1,395,412	$0	$0	$111,011	$3,801,433
Allan P. Merrill —	2008	$600,000	$100,000	$729,287	$974,480	$300,000	$0	$608,252	$3,312,019
Executive Vice President and Chief Financial Officer(6)	2007	$250,000	$450,000	$303,870	$405,368	$0	$0	$93,667	$1,502,905
Michael Douglas —	2008	$240,577	$0	$0	$0	$0	$0	$49,556	$290,133
Former Executive Vice President and Special Counsel(6)	2007	$145,833	$145,833	$26,692	$15,378	$0	$0	$6,625	$340,361
Cory J. Boydston —	2008	$114,752	$25,000	$0	$737	$0	$0	$31,709	$172,198
Former Senior Vice President and Treasurer(6)	2007	$247,000	$50,000	$30,080	$34,251	$0	$0	$15,000	$376,331

(1)	Includes $21,000 and $153,125 for Mr. Merrill and Mr. Douglas, respectively, in fiscal 2008 and $3,000 and $51,042, for Messrs. Merrill and Douglas, respectively, in fiscal 2007, in each case which were deferred by the executive under the Deferred Compensation Plan

(2)	For Mr. Merrill, fiscal 2008 amount consists of a $100,000 discretionary bonus awarded by the Compensation Committee and fiscal 2007 amount consists of a $250,000 guaranteed bonus in accordance with his offer letter and a $200,000 discretionary bonus awarded by the Compensation Committee. Mr. Douglas received a guaranteed bonus of $145,833 in fiscal 2007, equal to his base salary prorated for months worked in fiscal 2007, in accordance with his employment letter. Mrs. Boydston received a discretionary bonus of $25,000 in fiscal 2008 and a retention payment of $50,000 in fiscal 2007.

(3)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with FAS 123(R) except that estimated forfeitures have been disregarded for these purposes. These columns include amounts from awards of restricted stock, RSUs, stock options and SSARs granted prior to fiscal 2008. No grants were made to Named Executive Officers in fiscal 2008. Further information regarding the valuation of stock and option awards can be found in Note 1 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2008.

(4)	Reflects payments under the Discretionary Bonus Plan.

(5)	“All Other Compensation” consists of the following:

		Deferred
		Compensation
		Match or			Unused
		Discretionary	401K	Car	Vacation
		Lump Sum	Company	Allowance/	Paid at	Relocation
Name and Principal Position	Year	Contributions	Match	Company Car	Termination	Expenses	Total

Ian J. McCarthy —	2008	$200,000	$6,900	$16,036	N/A	N/A	$222,936
President and Chief Executive Officer	2007	$200,000	$6,750	$12,772	N/A	N/A	$219,522
Michael H. Furlow —	2008	$100,000	$6,900	$4,797	N/A	N/A	$111,697
Executive Vice President and Chief Operating Officer	2007	$100,000	$6,750	$4,261	N/A	N/A	$111,011
Allan P. Merrill —	2008	$50,000	$6,900	$7,874	N/A	$543,478	$608,252
Executive Vice President and Chief Financial Officer	2007	$20,833	$4,870	$4,337	N/A	$63,627	$93,667
Michael Douglas —	2008	$7,000	$5,787	$6,000	$30,769	N/A	$49,556
Former Executive Vice President and Special Counsel	2007	$2,625	$0	$4,000	N/A	N/A	$6,625
Cory J. Boydston —	2008	$0	$3,396	$3,850	$24,463	N/A	$31,709
Former Senior Vice President and Treasurer	2007	$0	$6,600	$8,400	N/A	N/A	$15,000

Relocation Expenses for Mr. Merrill reflect costs related to his relocation to Atlanta, Georgia from Westlake Village, California. In fiscal 2008, amount included $250,000 representing a portion of the losses sustained on the disposition of his California residence, $125,000 representing reimbursement of sales commissions paid on the sale of this residence and $168,478 which represents the gross up for the taxable portion of these relocation expenses. In fiscal 2007, amount included $18,174 which represents the gross up for the taxable portion of those relocation expenses.

(6) Mr. Merrill joined the Company effective May 1, 2007. Mr. Douglas resigned from the Company effective May 19, 2008. Mrs. Boydston resigned from the Company effective March 14, 2008.

Grants of Plan-Based Awards

The following table shows information about eligible or granted plan-based awards for fiscal 2008 to the Named Executive Officers.

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts				Estimated Future Payouts			Number	Number of	or Base	of Stock
		Under Non-Equity Incentive				Under Equity Incentive			of Shares	Securities	Price of	and
		Plan Awards(1)(2)				Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)		(#)	(#)	(#)	(#)	(#)	($/sh)	($)

Ian J. McCarthy		(1)	(1)	$10,560,000	(1)	—	—	—	—	—	—	—
		$0 (2)	$1,800,000 (2)	$2,250,000	(2)
Michael H. Furlow		(1)	(1)	$4,488,000	(1)	—	—	—	—	—	—	—
		$0 (2)	$1,200,000 (2)	$1,500,000	(2)
Allan P. Merrill		(1)	(1)	$2,805,000	(1)
		$0 (2)	$900,000 (2)	$1,125,000	(2)
Cory J. Boydston		(1)	(1)	$339,625	(1)

(1)	As discussed in “Compensation Discussion & Analysis” and in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”, awards under the Executive VCIP were made based upon the extent to which Beazer Homes realized EBIT in excess of cost of capital, referred to as Value Created. Executives participating in the Executive VCIP each year were paid a set percentage of Value Created (if positive) and a set percentage of the increase in Value Created over the prior year (if positive), referred to as Incremental Value Created. As such, there were no threshold or target levels of estimated future payout under the Executive VCIP. The maximum total amount which may have been awarded to a participant in any one year under the Executive VCIP was subject to a maximum bonus salary multiple determined by the participants position, prior to any performance factor adjustment, and in any case, could not exceed $11 million including any performance factor adjustment. (see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”). No awards were earned under the Executive VCIP for fiscal 2008 and in early fiscal 2009 the plan was eliminated by the Compensation Committee.

(2)	As discussed in “Compensation Discussion & Analysis,” awards under the Discretionary Bonus Plan may be granted to participants based in whole or in part by the achievement of financial and non-financial performance guidelines established from time to time at the discretion of the Committee. For fiscal 2008, the target bonus award amount for each of the named executives was 1.50 times their current annual base salary, and the award could range from 0% to 125% of the target bonus. Thus, the maximum bonus award amount for which each of the Named Executive Officers was eligible was 1.875 times their current annual base salary. Actual awards earned by the Named Executives Officers under the Discretionary Bonus Plan, which were reduced substantially at the discretion of the Compensation Committee, are discussed further in “Compensation Discussion & Analysis”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Executive Value Created Incentive Plan

Grants of awards under our Executive Value Created Incentive Plan are disclosed in the Grants of Plan-Based Awards Table in the year they are granted. The value of the award, if any, is disclosed in the Summary Compensation Table in the year when the performance criteria under the plan are satisfied and the compensation earned. As discussed above, no awards were made under the Executive VCIP for fiscal 2008, and, commencing with fiscal 2009, the Executive VCIP has been eliminated.

The awards under this Plan are made based upon the extent to which Beazer Homes realizes EBIT in excess of our cost of capital. This amount of EBIT in excess of cost of capital is referred to as Value Created. Executives participating in the Executive VCIP each year are paid a set percentage of Value Created (if positive) and a set percentage of the increase in Value Created over the prior year (if positive), referred to as Incremental Value Created. Elements for determining Value Created and Incremental Value Created are defined as follows:

EBIT — Earnings Before Interest and Taxes.

Value Created (VC) — EBIT less a Capital Charge.

Incremental Value Created (IVC) — Increase or decrease in Value Created compared to the prior year.

Capital Employed — Total Assets, excluding cash, less Total Liabilities (other than debt). Also equal to total debt plus total equity, less cash on hand. This represents the total book value of the investment in the business. Capital Employed is determined daily.

Capital Charge — A charge for the use of capital employed in the business. The Capital Charge for the participating Named Executive Officers was 11% of the Capital Employed for fiscal 2008 (other than Mrs. Boydston, for whom the capital charge was 14%). The Capital Charge for purposes of this Plan was determined from time to time by, and could be adjusted individually or for the participants as a whole, at the discretion of the Compensation Committee in connection with its review of the Executive VCIP. The Compensation Committee, at its sole discretion, could approve objectively measurable adjustments to the Capital Charge, and therefore to VC and IVC, in recognition of special circumstances or to provide special incentives in the long-term interests of value creation.

The maximum total amount which may be awarded to any participant in any one year under the Executive VCIP is $10.0 million excluding any performance factor adjustment (described below) and $11.0 million including any performance factor adjustment, subject to a maximum bonus salary multiple which is determined by the participant’s position.

For fiscal 2008, the percentages and maximum bonus salary multiples for the participating Named Executive Officers were and are as follows:

				Incremental	Maximum
				Value	Bonus
	Value Created (000’s)		Value Created	Created	Salary
Name and Principal Position	From	To	Percentage	Percentage	Multiple

Ian J. McCarthy —	<	$0	2.50%	2.50%	2.55
President and Chief Executive Officer	$1	$5,000	2.50%	2.50%	3.83
	$5,001	$10,000	1.50%	2.50%	4.25
	$10,001	$20,000	1.00%	2.50%	4.68
	$20,001	$60,000	0.85%	2.50%	6.50
	$60,000	>	0.63%	2.50%	8.00
Michael H. Furlow —	<	$0	1.50%	1.50%	2.19
Executive Vice President and Chief	$1	$5,000	1.50%	1.50%	3.28
Operating Officer	$5,001	$10,000	0.90%	1.50%	3.64
	$10,001	$20,000	0.60%	1.50%	4.01
	$20,001	$60,000	0.30%	1.50%	4.37
	$60,000	>	0.20%	1.50%	5.10
Allan P. Merrill —	<	$0	0.83%	0.83%	1.82
Executive Vice President and Chief	$1	$5,000	0.83%	0.83%	2.73
Financial Officer	$5,001	$10,000	0.50%	0.83%	3.04
	$10,001	$20,000	0.33%	0.83%	3.34
	$20,001	$60,000	0.17%	0.83%	3.64
	$60,000	>	0.10%	0.83%	4.25
Cory J. Boydston —	<	$0	0.20%	0.20%	0.54
Former Senior Vice President and Treasurer	$1	$5,000	0.20%	0.20%	0.80
	$5,001	$10,000	0.12%	0.20%	0.89
	$10,001	$20,000	0.08%	0.20%	0.98
	$20,001	$60,000	0.04%	0.20%	1.07
	$60,000	>	0.02%	0.20%	1.25

Percentages and Maximum Bonus Salary Multiples for Value Created less than $0 are for the purposes of calculating reductions in the bank and maximum payments from the bank, if positive.

Actual incentive payments funded could be adjusted by additional performance factors and percentages, subject to the determination by the Compensation Committee prior to the beginning of any fiscal year that such additional adjustments would not apply. The Compensation Committee adopted from time to time a schedule showing the percentage adjustments based on scores or other elements achieved with respect to the additional performance factors. For fiscal 2008, the following performance factor adjustments were in place:

(a)	Profitable Growth:	0% to +10%
(b)	Customer Satisfaction:	−10% to +0%

As such, actual incentive payments adjustments for fiscal 2008 could have varied from −10% to +10% of the amount that would have been payable under the Executive VCIP before application of the performance factor adjustments.

As discussed above, based upon our fiscal 2008 financial performance, both Value Created and Incremental Value Created for the Company were negative and no incentive amounts were earned by or paid to the Named Executive Officers under the Executive VCIP for fiscal 2008. In early fiscal 2009, the Compensation Committee eliminated the Executive VCIP.

Equity-based Incentives

Grants of equity incentive plan awards and the full grant date fair value (determined in accordance with FAS 123(R)) of such awards are disclosed in the “Grants of Plan-Based Awards Table” in the year they are granted.

The amount recorded as compensation expense in our income statement in accordance with FAS 123(R) relating to any such awards is disclosed in the “Summary Compensation Table” in the year when the compensation expense is recorded.

We have utilized four equity-based, longer-term incentives: stock options, stock-settled stock appreciation rights (“SSARs”), time-based restricted stock, and performance-based restricted stock pursuant to the Amended and Restated 1999 Stock Incentive Plan.

Except in the case of the grants made to Messrs. McCarthy and Furlow in February 2006 and to Mr. Merrill in May 2007, outstanding equity incentives vest as follows:

•	Stock options and SSARs vest after three years from the date of grant and expire seven years after grant (ten years for stock options granted prior to May 2003).

•	Time-based restricted stock vests five years from the date of grant.

•	Performance-based restricted stock vests after three years from grant contingent upon the ranking of the compound annual growth rate (“CAGR”) of total return to stockholders of Beazer Homes’ stock as compared to the compound annual growth rate of total stockholder return of the stock of the Performance Stock Peer Group over a defined time period (the “performance period”).

In order to compete more effectively with industry peers in terms of equity vesting and to strengthen the retention impact of equity awards, in June 2008, the Compensation Committee determined that future grants of stock options or SSARs will vest ratably over a three year period and that future grants of time-based restricted stock will vest three years from the date of grant.

The performance criteria and corresponding vesting percentages for achieving such for performance-based restricted stock are defined as follows:

Vesting
CAGR Peer Ranking	Percentage

Above 3rd Ranked Peer	150%
Equal to 3rd Ranked Peer	130%
Equal to or Above 4th Ranked Peer	115%
Equal to or Above 5th Ranked Peer	100%
Equal to or Above 6th Ranked Peer	75%
Equal to or Above 7th Ranked Peer	50%
Below 7th Ranked Peer	0%

Total stockholder return is defined as ending stock price plus dividends paid, divided by beginning stock price. Beginning stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day prior to the first trading day of the applicable performance period. Ending stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day of the performance period.

In February 2006, the Committee approved long-term stock incentive grants for Messrs. McCarthy and Furlow. Mr. Merrill received a similar grant in May 2007, at the time he joined the Company. The vesting schedule for these grants differed from those described above as follows:

Performance-based restricted stock:  One-third each of the aggregate number of performance-based restricted shares is eligible to vest depending on performance three, four and five years respectively after the beginning of the performance period, as defined in the award agreement. Depending on the level of performance achieved, as measured by the performance criteria described above, between 0% and 150% of shares then eligible for vesting on the performance date will vest. Upon termination of employment other than for cause or voluntary resignation, a portion of the performance-based restricted stock will vest, depending on length of service since the grant date.

Time-based restricted stock:  Beginning five years after the date of grant, the restrictions on one-third of the time-based restricted stock will lapse each year for three years subject to continued employment. Upon termination of employment other than for cause or voluntary resignation, a portion of the restricted stock will vest, depending on length of service since the grant date.

Stock options or SSARs:  Beginning three years after the date of grant, the stock options or SSARs vest one third each year for three years and will expire seven years after the date of grant. Upon termination of employment other than for cause or voluntary resignation, a portion of the stock options or SSARs will vest, depending on length of service since the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and SSARs under our existing equity incentive plans as of September 30, 2008.

	Option Awards						Stock Awards
										Equity Incentive Plan
										Awards
											Market or
											Payout
										Number of	Value of
									Market	Unearned	Unearned
							Number of		Value of	Shares,	Shares,
							Shares or		Shares or	Units or	Units or
							Units of		Units of	Other	Other
		Number of Securities					Stock That		Stock	Rights	Rights
		Underlying Unexercised			Option	Option	Have Not		That Have	That Have	That Have
	Grant	Options/SSARs (#)			Exercise	Expiration	Vested		Not Vested	Not Vested	Not Vested
Name	Date	Exercisable	Unexercisable		Price ($)	Date	(#)		($)(8)	(#)(9)	($)(8)

Ian J. McCarthy	4/16/2002	73,824	—		$26.55	4/16/2012	—		—	—	—
	4/16/2002	—	—		—	—	24,362	(4)	$145,685	—	—
	11/15/2002	114,279	—		$20.83	11/15/2012	—		—	—	—
	2/10/2004	45,129	—		$32.96	2/10/2011	—		—	—	—
	2/10/2004	—	—		—	—	36,105	(5)	$215,908	—	—
	11/4/2004	41,379	—		$38.06	11/4/2011	—		—	—	—
	11/4/2004	—	—		—	—	33,102	(5)	$197,950	—	—
	11/15/2005		33,860	(1)	$62.02	11/15/2012	—		—	—	—
	11/15/2005	—	—		—	—	27,088	(5)	$161,986	—	—
	2/2/2006	—	393,816	(2)	$68.56	2/2/2013	—		—	—	—
	2/2/2006	—	—		—	—	78,763	(6)	$471,003	—	—
	2/2/2006	—	—		—	—	—		—	39,382	$235,504
	11/15/2006	—	—		—	—	40,103	(7)	$239,816	—	—

Michael H. Furlow	4/16/2002	—	—		—	—	12,977	(4)	$77,602	—	—
	2/10/2004	27,306	—		$32.96	2/10/2011	—		—	—	—
	2/10/2004	—	—		—	—	21,846	(5)	$130,639	—	—
	11/4/2004	25,614	—		$38.06	11/14/2011	—		—	—	—
	11/4/2004	—	—		—	—	20,493	(5)	$122,548	—	—
	11/15/2005		19,349	(1)	$62.02	11/15/2012	—		—	—	—
	11/15/2005	—	—		—	—	15,479	(5)	$92,564	—	—
	2/2/2006	—	175,029	(2)	$68.56	2/2/2013	—		—	—	—
	2/2/2006	—	—		—	—	35,007	(6)	$209,342	—	—
	2/2/2006	—	—		—	—	—		—	17,504	$104,674
Allan P. Merrill	5/1/2007	—	264,706	(2)(3)	$34.00	5/1/2014	—		—	—	—
	5/1/2007	—	—		—	—	52,941	(6)	$316,587	—	—
	5/1/2007	—	—		—	—	—		—	26,471	$158,297
Michael Douglas(10)		—	—		—	—	—		—	—	—
Cory J. Boydston(10)		—	—		—	—	—		—	—	—

(1)	Award vested three years following grant on November 15, 2008.

(2)	Award vests ratably over a three year period beginning three years following grant.

(3)	Award in the form of stock-settled stock appreciation rights (“SSARs”).

(4)	Award vests seven years following grant.

(5)	Award vests five years following grant.

(6)	Beginning five years after the date of grant, the restrictions on one-third of the award will lapse each year for three years subject to continued employment.

(7)	Represents portion of executive’s annual cash bonus compensation deposited into an account as Restricted Stock Units (“RSUs”) representing shares of our common stock. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSUs vest three years from the date of award. Until vested, such shares cannot be sold, assigned, pledged or encumbered, do not receive dividends and do not have voting rights and may appreciate or depreciate in value from the time they are purchased to when they vest and are subsequently issued.

(8)	Reflects the value using the closing share price of Beazer stock of $5.98 on the last trading day of fiscal 2008 (September 30, 2008).

(9)	Performance-based restricted stock vests contingent upon the ranking of the compound annual growth rate (“CAGR”) of total return to stockholders of Beazer Homes’ stock as compared to the compound annual growth rate of total stockholder return of the stock of the Performance Stock Peer Group over a defined time period (the “performance period”). See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for further detail. Amounts shown assumes a threshold level of achievement at a 50% vesting percentage which assumes that our CAGR peer ranking achieved is equal to or above the 7th ranked peer during the performance period.

(10)	Mrs. Boydston resigned from the Company effective March 14, 2008, at which time all unvested equity awards were forfeited. Mr. Douglas resigned from the Company effective May 19, 2008, at which time all unvested equity awards were forfeited.

Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired during fiscal 2008 from the exercise of vested stock options and the vesting of restricted stock and RSUs.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	Upon Exercise ($)	Vesting (#)(1)	Upon Vesting ($)(1)

Ian J. McCarthy
Michael H. Furlow	—	—	—	—
Allan P. Merrill	—	—	—	—
Michael Douglas	—	—	3,089	$36,234
Cory J. Boydston	—	—	—	—

(1)	Vesting of ‘phantom’ shares of restricted stock on May 1, 2008. The per share market value of the vested ‘phantom’ shares of restricted stock was $11.73, which was the closing price of Beazer Homes common stock on that date.

Pension Benefits

We do not have a defined benefit pension plan or supplemental executive retirement plan or any other plans that are required to be disclosed in a pension benefits table.

Non-qualified Deferred Compensation

As discussed above, we maintain the Beazer Homes USA, Inc. Deferred Compensation Plan to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each Named Executive Officer in fiscal 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings/(Losses)	(Withdrawals /	Balance
	Last FY	in Last FY	in Last	Distributions)	at Last FYE
Name	($)	($)(1)	FY ($)(2)	($)(3)	($)(4)

Ian J. McCarthy	$0	$200,000	$(853,951)	$0	$4,718,658
Michael H. Furlow	$0	$100,000	$(555,656)	$(8,853,413)	$968,319
Allan P. Merrill	$21,000	$50,000	$(16,117)	$0	$78,922
Michael Douglas	$153,125	$7,000	$(6,393)	$0	$207,916
Cory J. Boydston	$0	$0	$(3,413)	$(82,742)	$41,363

(1)	Represents discretionary lump sum or matching contributions by the Company of $200,000, $100,000, and $50,000 for Messrs. McCarthy, Furlow, and Merrill, respectively. These amounts are also reported under the “Summary Compensation Table — All Other Compensation”.

(2)	Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Compensation Plan and in which deferred amounts are deemed to be invested. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ investment selections and on the market performance of the funds. None of the earnings in this column are included in the “Summary Compensation Table” because they were not preferential or above-market.

(3)	Includes forfeitures in the case of Mrs. Boydston.

(4)	Aggregate balances include unvested amounts of Company contributions.

Narrative Disclosure to Non-qualified Deferred Compensation Table

In fiscal 2008, discretionary lump sum deferred compensation payments, in lieu of matching contributions, totaled $200,000, $100,000, and $50,000, for Messrs. McCarthy, Furlow, and Merrill, respectively. In addition, contributions, which vest after three years, have historically been made to the Plan under the Executive VCIP as described above, if applicable. Under the Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code of 1986, as amended, and are invested in Company-owned variable life insurance contracts. We own these contracts and are the sole beneficiary. Our obligations under the Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested. With the exception of contributions made under the Executive VCIP, the Company contributions and earnings and losses thereon vest on the same schedule as our 401(k) Plan.

Potential Post-employment Compensation

We have entered into Employment Agreements and Supplemental Employment Agreements with each of our current Named Executive Officers. Under the terms of these agreements, the Named Executive Officers are entitled to severance payments and other benefits in the event termination of employment under certain circumstances. These benefits may include cash payments, continuation of benefits and the acceleration of vesting outstanding equity-based incentives.

Employment Agreements

The Employment Agreements set forth the basic terms of employment for each executive, including base salary, bonus and benefits, including benefits to which each executive is entitled if employment is terminated for various reasons. The Employment Agreements are expected to be amended effective on or before December 31, 2008 for compliance with final changes under Section 409A of the Internal Revenue Code.

The Employment Agreement between the Company and Mr. McCarthy is effective for a three year period. The Employment Agreements between the Company and Messrs. Furlow and Merrill are each effective for a two year period. Each Employment Agreement will be extended for successive one year periods unless earlier terminated by the Company or the executive or otherwise terminated in accordance with the respective Employment Agreement.

In the event an executive’s employment is terminated by the Company other than for “cause”, as defined below (or, in the case of Mr. McCarthy, terminated by the executive for “good reason”, generally defined as the assignment of the Executive to any duties materially inconsistent with his position as contemplated under the Employment Agreement or to any office or location other than as provided in the Employment Agreement, or certain other failures or breaches by the Company with respect to certain provisions under the Employment Agreement), the Company will pay to the executive in a lump sum in cash within 30 days after the date of termination the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid annual bonus for any completed fiscal year ending prior to the date of termination, (3) the arithmetic average of the executive’s bonuses under the Company’s annual incentive plans in which the executive participates during the last three full fiscal years prior to the date of termination or for such lesser period as the executive has been employed by the Company (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year) (“Average Annual Bonus”), pro-rated to the date of termination and (4) any deferred compensation (subject to payment election previously made by the executive) and accrued vacation pay. The sum of these amounts are referred to as “Accrued Obligations.”

In addition, the executive will be entitled to receive an amount equal to the sum of (1) executive’s annual base salary, and (2) the Average Annual Bonus, for the severance period. The sum of these amounts are referred to as “Severance”. The severance periods are three years from the date of termination for Mr. McCarthy, and two years from the date of termination for Messrs. Furlow and Merrill. Executives also continue to participate in the Company’s benefit plans during the severance period. These amounts will be paid at the same time that payments of annual base salary and bonus would otherwise have become due and payable absent termination. The Severance payments and the continuation of the benefits are subject to the compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable Employment Agreement.

If an executive voluntarily terminates his employment, he will be entitled to receive an amount equal to the Accrued Obligations.

If the executive’s employment is terminated by the Company for “cause”, or as a result of the executive’s death or disability, the executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the executive may be entitled under his Employment Agreement to the effective date of termination, including, in the case of termination for death or disability only, bonus amounts under the incentive plans in which the executive participates, which will be prorated to the date of termination. For the purposes of the Employment Agreements, “cause” is generally defined as (1) any act or failure to act by the Named Executive Officer done with the intent to harm in any material respect the financial interests or reputation of the Company; (2) Named Executive Officer being convicted of (or entering a plea of guilty or nolo contendere to) a felony; (3) Named Executive’s dishonesty, misappropriation or fraud to the Company, (4) a grossly negligent act or failure to act by Named Executive Officer which has a material adverse affect on the Company; (5) the material breach by Named Executive Officer of his agreements or obligations under the Employment Agreement which has a material adverse effect on the Company; or (6) the continued refusal to follow the directives of the Board or its designees which are consistent with Executive’s duties and responsibilities.

The timing of payment by the Company of any deferred compensation shall remain subject to the terms and conditions of the Deferred Compensation Plan and any payment election previously made by the executive; provided, however, that, if at the time of termination, the executive is a “specified employee” within the meaning of

Section 409A of the Internal Revenue Code, as amended, then payments shall not be made before the date which is six (6) months after the date of separation from service with the Company.

Under the Employment Agreement, a Named Executive Officer is subject to certain non-compete and non-solicitation restrictions at all times that the Executive is employed by the Company and for a period of time after the Executive’s employment under the Employment Agreement is terminated for any reason equal to the greater of 180 days or such longer period of time that the Executive is entitled to receive payments under the Employment Agreement.

On May 1, 2007, the Company extended an employment letter to Mr. Douglas which set forth the basic terms of his employment, including base salary and benefits, a guaranteed bonus, and long-term incentive compensation. Upon the termination of his employment for any reason, which occurred effective May 19, 2008, the Company’s obligations were as follows: to pay a lump sum in cash within 30 days after the date of termination equal to the sum of (1) base salary through the date of termination to the extent not theretofore paid, (2) except in the case of termination for cause, any accrued but unpaid annual bonus respecting any completed fiscal year ending prior to the date of termination, and (3) any compensation previously deferred (together with any accrued interest or earnings thereon) and any vacation pay, in each case to the extent not theretofore paid.

Supplemental Employment (Change of Control) Agreements

The Supplemental Employment Agreements provide for continued employment of a Named Executive Officer for two years following a Change of Control or stated benefits if the Named Executive Officer’s employment is terminated without cause, or he or she leaves with good reason within two years of a Change of Control (a “double-trigger”). A “Change of Control” is defined generally as:

•	The acquisition by any individual, entity or group of beneficial ownership of 25% or more of either the outstanding shares of common stock of the Company or the combined voting power of the outstanding voting securities of the Company entitled to vote in the election of directors (subject to certain exceptions, including acquisitions directly from the Company); or

•	Individuals who, as of the date of the Supplemental Employment Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual subsequently becoming a director whose election was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

•	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company; or

•	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

The Change of Control provisions in these agreements supersede any similar provisions in the Named Executive Officer’s Employment Agreement. Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the executive for a period of two years from the date the Change of Control occurs (the “Effective Date”). In the event a Change of Control occurs and an executive terminates his or her employment for good reason or is terminated by the Company other than for cause, then the executive will be entitled to an amount, payable in a lump sum, equal to the sum of (1) the Accrued Obligations; (2) the product of (A) a stated multiple ranging from 1.5 to 3.0 and (B) the sum of the executive’s annual base salary and the highest annual bonus paid to the executive during the preceding three full fiscal years or for such lesser period as the executive has been employed by the Company (annualized in the event that the Executive was not employed by the Company for the whole of any such fiscal year) (“Highest Annual Bonus”); and (3) all other amounts to which the Executive may be entitled under his or her Supplemental Employment Agreement. In addition, the Company must provide the Executive and his or her family benefits similar to those in place prior to the Effective Date for a period of one year times the applicable stated multiple following the effective date of termination.

The stated multiple is 3.0 for Mr. McCarthy and 2.0 for Messrs. Furlow and Merrill. The Supplemental Employment Agreements also provide that the executive may terminate his or her employment during the 30-day period following the six-month anniversary of a Change of Control, and such termination will be deemed to be termination for good reason. If the executive terminates his or her employment pursuant to the good reason termination provision, then the executive will be subject to certain non-compete and non-solicitation restrictions for a period of one year following the termination of the executive’s employment.

Subsequent to a Change of Control, if the executive’s employment is terminated by the Company for cause, the executive will be entitled to receive an amount equal to the portion of his or her annual base salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the executive may be entitled under his or her Supplemental Employment Agreement.

The Supplemental Employment Agreements provide that if any payment or distribution by the Company to the Named Executive Officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay the Named Executive Officer an additional amount sufficient to cover the excise tax, as well as any applicable federal, state income and employment taxes or other payments that may apply to the additional amounts paid.

PricewaterhouseCoopers LLP, Berkowitz, Trager & Trager, and Sullivan and Cromwell served as advisors to the Compensation Committee of the Company’s Board of Directors in establishing the terms of the Employment Agreements, the Supplemental Employment Agreements and amendments thereof. PricewaterhouseCoopers concluded that the agreements are reasonable in terms of both comparability to competitive practice and advancement of stockholder interests.

Disposition of Outstanding Equity Awards at Termination

Under the Company’s equity incentive plans, executives who resign from Beazer, or are terminated for cause, before equity-based grants are vested, forfeit such grants, except as described below with respect to grants of RSUs.

Our equity incentive plans provide for accelerated vesting of all outstanding equity-based grants in the event of a Change of Control. In the event that an executive’s employment is terminated by the Company other than for cause or due to death or disability, vested grants of most stock options and SSARs are exercisable for a period of 3 to 12 months following termination, depending on the reason for termination, and (except as noted in the next sentence) unvested grants are forfeited. Certain grants of stock options or SSARs made to Messrs. McCarthy, Furlow and Merrill and grants of restricted stock or performance-based restricted stock are subject to pro-rata vesting based on the number of whole months worked since the date of grant up to the date of termination (except in the case of termination for cause or voluntary resignation).

Under the CMSPP, executives who resign from Beazer, or are terminated for cause, prior to the vesting of RSUs receive the lesser of the amount originally deferred by the executive or the current value of the equivalent number of shares of stock represented by the RSUs. In the event of a Change of Control or termination of employment due to death or incapacity, RSUs vest in full. Executives whose employment is otherwise terminated by the Company other than for cause receive shares represented by RSUs on a pro-rata basis based on the number of whole months worked since the date of grant up to the date of termination. For RSUs that do not convert to shares as described above, executives receive the lesser of the amount originally deferred by the executive or the current value of the remaining RSUs that did not convert.

The definitions of Change of Control under the 1999 Stock Incentive Plan and the CMSPP are both similar to the definition under the Supplemental Employment Agreements, except that they contain a trigger based on the acquisition of 20% (rather than 25%) of the Company’s common stock or other voting securities.

Potential Post-employment Compensation Table

The following table summarizes the payments and benefits that each executive would be entitled to receive in the event termination of employment under certain circumstances as of the last day of the Company’s fiscal year,

September 30, 2008, and is based on each executive’s compensation and a closing stock price of $5.98 as of that date.

Information is not included for Michael Douglas, our former Executive Vice President and Special Counsel, or Cory Boydston, our former Senior Vice President and Treasurer, as these officers resigned during fiscal 2008 and any termination benefits received as a result are included in the Summary Compensation Table above.

		Type of Termination
						Voluntarily			By the
						by Executive		By the	Company
		Change in		Death or	Voluntarily	for Good		Company	Other Than
	Payment or Benefit Type	Control(1)		Disability	by Executive	Reason		for Cause	for Cause

Ian J. McCarthy	Severance	$28,152,300	(2)	$0	$0	$19,503,961	(3)	$0	$19,503,961	(3)
	Accrued Obligations(4)	$5,301,320		$5,301,320	$5,301,320	$5,301,320		$0	$5,301,320
	Continuation of Benefits(5)	$82,715		$0	$0	$82,715		$0	$82,715
	Stock Option/SSAR Vesting	$0		$0	$0	$0		$0	$0
	Restricted Stock Vesting	$1,192,532		$748,851	$0	$0		$0	$748,851
	Restricted Stock Unit Vesting/Payout	$239,816		$239,816	$239,816	$239,816		$239,816	$239,816
	Performance Restricted Stock Vesting	$526,131		$243,350	$0	$0		$0	$243,350
	Gross-up Payment	$0		$0	$0	$0		$0	$0
	Total	$35,494,814		$6,533,338	$5,541,136	$25,127,812		$239,816	$26,120,013
Michael H. Furlow	Severance	$9,519,582	(2)	$0	$0	N/A		$0	$6,558,955	(3)
	Accrued Obligations(4)	$2,528,709		$2,528,709	$2,528,709	N/A		$49,231	$2,528,709
	Continuation of Benefits(5)	$55,952		$0	$0	N/A		$0	$55,952
	Stock Option/SSAR Vesting	$0		$0	$0	N/A		$0	$0
	Restricted Stock Vesting	$632,690		$414,575	$0	N/A		$0	$414,575
	Restricted Stock Unit Vesting/Payout	$0		$0	$0	N/A		$0	$0
	Performance Restricted Stock Vesting	$233,846		$108,160	$0	N/A		$0	$108,160
	Gross-up Payment	$0		$0	$0	N/A		$0	$0
	Total	$12,970,779		$3,051,441	$2,528,709	N/A		$49,231	$9,666,352
Allan P. Merrill	Severance	$3,600,000	(2)	$0	$0	N/A		$0	$3,600,000	(3)
	Accrued Obligations(4)	$1,230,000		$1,230,000	$1,230,000	N/A		$30,000	$1,230,000
	Continuation of Benefits(5)	$32,419		$0	$0	N/A		$0	$32,419
	Stock Option/SSAR Vesting	$0		$0	$0	N/A		$0	$0
	Restricted Stock Vesting	$316,587		$64,082	$0	N/A		$0	$64,082
	Restricted Stock Unit Vesting/Payout	$0		$0	$0	N/A		$0	$0
	Performance Restricted Stock Vesting	$327,181		$89,700	$0	N/A		$0	$89,700
	Gross-up Payment(6)	$2,115,807		$0	$0	N/A		$0	$0
	Total	$7,621,992		$1,383,782	$1,230,000	N/A		$30,000	$5,016,201

(1)	Amounts set forth in this column are payable following a Change in Control only upon a termination by the Company other than for cause or a termination by the executive for good reason.

(2)	Severance in the event of a Change of Control equals the executive’s stated multiple times the sum of the executive’s annual base salary and the Highest Annual Bonus. Mr. Merrill’s Supplemental Employment Agreement, which he entered into in May 2007 upon joining the company, stipulates for the purpose solely of calculating his Highest Annual Bonus that his fiscal 2007 bonus was deemed to be equal to two times his annual salary, or $1,200,000.

(3)	For Messrs. McCarthy, Furlow and Merrill, severance in the event of a termination of employment by the Company other than for cause (or for good reason in the case of Mr. McCarthy) equals the executive’s stated multiple times the sum of the executive’s annual base salary and the Average Annual Bonus. Mr. Merrill’s

Supplemental Employment Agreement, which he entered into in May 2007 upon joining the company, stipulates for the purpose solely of calculating his Average Annual Bonus that his fiscal 2007 bonus was deemed to be equal to two times his annual salary, or $1,200,000.

(4)	At September 30, 2008, Accrued Obligations would have equaled one times Average Annual Bonus plus accrued vacation for termination other than for cause, and accrued vacation for termination for cause.

(5)	Continuation of benefits during the severance period include car allowance or use of company-owned automobile and medical, life and accidental death and dismemberment insurance coverage.

(6)	In the event of a termination due to a Change of Control effective September 30, 2008, it is estimated that Mr. Merrill’s payments under his Supplemental Employment Agreement would be subject to an excise tax. Under his Supplemental Employment Agreement, the Company will pay him an additional amount sufficient to cover the excise tax, as well as any applicable federal, state income and employment taxes or other payments that may apply to the additional amounts paid. This amount is represented by ’Gross-up Payment’ in the table.

Director Compensation

The following table sets forth the compensation of each non-employee Director in fiscal 2008.

	Fees Earned			Non-Equity
	or Paid in	Stock	Option	Incentive Plan
	Cash	Awards	Awards	Compensation	Total
Name(1)	(3)(4)($)	($)(5)(6)	($)(5)(7)	($)	($)

Laurent Alpert	$113,500	$52,843	$25,045	$0	$191,388
Katie J. Bayne(2)	$55,174	$160,482	$27,182	$0	$242,838
Brian C. Beazer	$225,000	$94,649	$63,894	$0	$383,543
Peter G. Leemputte	$118,000	$99,757	$59,192	$0	$276,949
Larry T. Solari	$121,750	$56,969	$25,045	$0	$203,764
Stephen P. Zelnak, Jr.	$83,500	$56,969	$25,045	$0	$165,514

(1)	Ian J. McCarthy is a member of the Board of Directors, as well as President and Chief Executive Officer of Beazer Homes. His compensation is disclosed in the preceding executive compensation tables. Since he does not receive compensation separately for his duties as a Director, he is not included in the Director Compensation table.

(2)	Mrs. Bayne did not seek re-election to the Board of Directors at the annual meeting of stockholders in August 2008, at which time her term expired.

(3)	For Mr. Beazer, includes annual retainer fee of $225,000 only. For other directors, includes annual retainer fee, paid quarterly, of $35,000 (pro-rated for Mrs. Bayne), $1,500 fee per meeting attended, $3,750 in additional payments to Mr. Solari for meetings with the Non-Executive Chairman for additional work in furtherance of his duties as Compensation Committee Chair as approved by the Non-Executive Chairman and $5,000 chair fee for Messrs. Alpert, Leemputte, Solari and Zelnak.

(4)	Fees for Messrs. Alpert, Leemputte and Solari reflect 32 meetings held by the Audit Committee in fiscal 2008. Payment for each meeting at the per meeting fee was approved by the Compensation Committee in recognition of the significant amount of time and work performed by the Audit Committee in conducting its independent investigation.

(5)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2008 in accordance with FAS 123(R) except that estimated forfeitures have been disregarded for these purposes. These columns include amounts from awards of restricted stock, RSUs, stock options and SSARs granted both in and prior to fiscal 2008. In fiscal 2008, 2,576 RSUs were granted each to Messrs. Beazer, Leemputte, Solari, and Zelnak and Mrs. Bayne. The RSUs represented a portion of the director’s fiscal 2007 annual retainer deferred under the DSPP. Deferred amounts are deposited into an account as RSUs representing shares of our common stock. As such, the annual retainer was earned and reported in fiscal 2007, although the grant took place in fiscal 2008. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSUs vest three years from the date of award. Until vested, such shares cannot be sold, assigned, pledged or encumbered, do not receive dividends and do not have voting rights and may appreciate or depreciate in value from the time they are purchased to when they vest and are subsequently issued. The grant date fair value of the award of RSUs to each applicable non-employee director was $21,870. This amount reflects the total number of RSUs granted, although only the 20% discount is amortized and expensed under FAS 123R. Further information regarding the valuation of stock and option awards can be found in Note 1 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2008.

(6)	The non-employee directors held the following amounts of restricted stock and restricted stock units at September 30, 2008: Mr. Alpert — 6,000; Mr. Beazer — 14,187; Mr. Leemputte — 11,067; Mr. Solari — 9,067; and Mr. Zelnak — 9,592. See “Security Ownership of Management” above for complete beneficial ownership information of Beazer Homes stock for each of our directors.

(7)	The non-employee directors held the following amounts of stock options and SSARs at September 30, 2008: Mr. Alpert — 24,000; Mr. Beazer — 64,567; Mr. Leemputte — 8,000; Mr. Solari — 32,115; and Mr. Zelnak — 36,000. See “Security Ownership of Management” above for complete beneficial ownership information of Beazer Homes stock for each of our directors.

Narrative Disclosure to Director Compensation Table

Non-employee Directors (excluding Brian C. Beazer):  Non-employee directors receive an annual retainer of $35,000 for services to Beazer Homes as members of the Board of Directors. In addition, directors receive $1,500 for each meeting or teleconference of the Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, all Committee Chairs receive an annual fee of $5,000 relating to their role as Chair. Committee Chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as Chair as approved from time to time by the Non-Executive Chairman.

Directors may elect to defer receipt of up to 50% of their annual retainer under Beazer Homes’ Director Stock Purchase Program or DSPP. Deferred fees are represented by restricted stock units (“RSUs”) which vest after three years. Due to low availability of shares under the Amended and Restated 1999 Stock Incentive Plan at the beginning of fiscal 2008, from which shares under DSPP are issued, the Compensation Committee suspended this program for fiscal 2008 and fiscal 2009 and will revisit its use for fiscal 2010.

In addition, directors are eligible to receive grants of stock options, SSARs and time-based restricted shares pursuant to the Amended and Restated 1999 Stock Incentive Plan, at the discretion of the Compensation Committee. The Compensation Committee’s rationale for equity grants to directors is, similar to that for the Named Executive Officers, with an aim to align their interests with those of stockholders. The amount of the director grant is determined in consultation with the Committee’s retained compensation consultants. Stock options and SSARs previously granted to directors fully vest after three years and expire seven years after grant. Shares of time-based restricted stock previously granted are restricted for use or sale for five years from grant. As noted above, in June 2008, the Compensation Committee determined that future grants of stock options or SSARs will vest ratably over a three year period and that future grants of time-based restricted stock will vest three years from the date of grant. For fiscal 2008, the Compensation Committee did not approve any equity grants.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof.

Brian C. Beazer:  For fiscal 2008, we paid our Non-Executive Chairman of the Board a retainer of $225,000 for services rendered. This amount will remain the same for fiscal 2009. Similar to the other directors, Mr. Beazer may elect to defer receipt of a portion of his annual retainer up to the amount equal to the eligible deferral amount for the other directors under Beazer Homes’ Director Stock Purchase Program (suspended for fiscal 2008 and fiscal 2009 as described above). In addition, Mr. Beazer is eligible to receive grants of stock options, SSARs, and both performance-based and time-based restricted shares pursuant to the Amended and Restated 1999 Stock Incentive

Plan, at the discretion of the Compensation Committee. In determining the amount of equity compensation to be granted to Mr. Beazer, the Compensation Committee has employed a defined multiple of approximately 0.8 of his annual retainer (which was set in light of his position of Non-Executive Chairman of the Board) although this is subject to the discretion of the Committee. The resulting dollar amount is converted to a unit equivalent based on the closing stock price on the grant date, and, in the case of stock options or SSARs, this closing stock price on the grant date is discounted by 60% solely for the purpose of converting the multiple of salary to a unit equivalent; as noted above the exercise price is equal to 100% of fair market value of the common stock on the date of grant. Mr. Beazer did not receive any equity grants in fiscal 2008. Vesting and expiration of such grants of stock options, SSARs and time-based restricted shares are the same as those for the other directors. Grants of performance-based shares vest after three years, contingent upon the ranking of the compound annual growth rate of total return to stockholders of Beazer Homes’ stock as compared to the compound annual growth rate of total stockholder return of the stock of the Performance Stock Peer Group over a defined time period (the “performance period”) as described above.

For fiscal 2008, Mr. Beazer was eligible to receive cash incentive compensation, at the discretion of the Compensation Committee based on predetermined criteria relating to 1) the performance of the market price of Beazer Homes’ common stock and the total return to Beazer Homes’ stockholders relative to the Peer Group and 2) the Company’s performance under the Executive VCIP. Mr. Beazer did not receive any incentive compensation for fiscal 2008. Going forward, with the termination of the Executive VCIP, Mr. Beazer is eligible to receive cash incentive compensation, at the discretion of the Compensation Committee, under the Discretionary Bonus Plan. The Compensation Committee will take into consideration the performance of the market price of Beazer Homes’ common stock and the total return to Beazer Homes’ stockholders relative to the Peer Group and other appropriate measures of Company performance at their discretion in making a decision to grant any incentive compensation in the future. Mr. Beazer’s annual incentive compensation may not exceed two times his annual retainer.

The Compensation Committee’s rationale for Mr. Beazer’s eligibility for incentive compensation is similar to that for the Named Executive Officers with an aim to align his interests with those of stockholders by rewarding through both cash and equity incentive compensation for both relative and absolute performance of the Company’s stock and total return to stockholders.

Other than described above, no director receives any compensation from Beazer Homes for services rendered as a director.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

There were no reportable transactions with related persons during fiscal 2008.

Review, Approval or Ratification of Transactions with Related Persons

The Nominating/Corporate Governance Committee Charter provides that the committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and the committee will submit the related party transactions to the Board for its approval and implementation of appropriate action to protect the Company from potential conflicts of interest. The committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under this code, each director is required to notify the Chair of the Nominating/Corporate Governance Committee, in writing, as soon as such director or any immediate family member becomes involved with or affiliated with, any activity, business or other entity which has a business, charitable or other relationship with the Company. In addition, the code requires each employee, including all executive officers, to promptly disclose to his or her immediate supervisor, in writing, before the employee or any immediate family member becomes actively involved with, or affiliated with, any activity, business or other entity which has a business, charitable or other relationship with the Company. In determining whether a conflict exists, the supervisor shall seek further guidance as is appropriate (which may include discussions with more senior officers or the Nominating/Corporate Governance Committee).

Each director, officer and employee is required to provide an annual certification that he or she has received and reviewed the Code of Business Conduct and Ethics and disclose any related person transactions.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal by a stockholder to be presented at the 2010 annual meeting of stockholders (including any proposal intended to be included in our Proxy Statement for that meeting) must be received at our principal executive offices, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, by not later than August 24, 2009. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the requirements of our by-laws. Proxies may confer discretionary authority to vote on any matter for which Beazer Homes receives notice after November 7, 2009, without the matter being described in the Proxy Statement for the 2010 annual meeting.

By Order of the Board of Directors,

Brian C. Beazer
Non-Executive Chairman of the Board

Dated:  December 22, 2008

1000 ABERNATHY ROAD
SUITE 1200
ATLANTA, GA 30328
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BEAZER HOMES USA, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

Vote on Directors

1.	Election of Directors			For	Against	Abstain	Vote on Proposal			For	Against	Abstain

	Nominees:

	1a. 1b. 1c.	Laurent Alpert Brian C. Beazer Peter G. Leemputte		☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.
Proposal to ratify the selection of Deloitte & Touche LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009.
										☐	☐	☐

	1d. 1e.	Ian J. McCarthy Larry T. Solari		☐ ☐	☐ ☐	☐ ☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	1f.	Stephen P. Zelnak, Jr.		☐	☐	☐	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals.

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Signature [PLEASE SIGN WITHIN BOX]			Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF
BEAZER HOMES USA, INC.
February 5, 2009
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P
R
O
X
Y
BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

               The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 22, 2008, hereby appoints Ian J. McCarthy and Peggy J. Caldwell (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Beazer Homes USA, Inc. to be held at 2:00 p.m. on Tuesday, February 5, 2009 at the Company’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 and at any adjournment or adjournments thereof.

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